Exhibit (a)(1)(A)

NETSUITE INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS OR NEW OPTIONS

This document constitutes part of the prospectus relating

to the NetSuite Inc. 2007 Equity Incentive Plan and 1999 Stock Plan,

covering securities that have been registered under the Securities Act of 1933.

May 22, 2009

NETSUITE INC.

Offer to Exchange Certain Outstanding Options

for Restricted Stock Units or New Options

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on June 19, 2009 unless we extend them.

We are giving you the opportunity to exchange certain of your outstanding options granted under the NetSuite Inc. 2007 Equity Incentive Plan or the 1999 Stock Plan (together, the “Plans”), whether vested or unvested, for restricted stock units representing the right to receive shares of our common stock (“Restricted Stock Units”) or new options to purchase shares of our common stock (“New Options”). All employees of NetSuite Inc. or our subsidiaries (collectively referred to as the “Company,” “NetSuite,” “we,” “our” or “us”) located in the United States, Australia, Canada, Hong Kong, Japan, Singapore and the United Kingdom may participate in this offer if they remain an active employee through the expiration of this offer and the date of grant for Restricted Stock Units or New Options. Eligible Employees other than Zachary Nelson (President and Chief Executive Officer), Evan M. Goldberg (Chief Technology Officer and Chairman of the Board), James McGeever (Chief Financial Officer), Timothy Dilley (Executive Vice President, Worldwide Services and Chief Customer Officer), James Ramsey (Senior Vice President, Worldwide Sales and Distribution) and Douglas P. Solomon (Senior Vice President, General Counsel and Secretary) (collectively, the “Executive Officers”) participating in this offer will receive Restricted Stock Units. Our Executive Officers participating in this offer will receive New Options. The non-employee members of our board of directors may not participate in this offer.

If you are eligible to participate in this Offer to Exchange Certain Outstanding Options for Restricted Stock Units or New Options (the “Offer to Exchange” or the “offer”), all of your outstanding and unexercised stock options to purchase our common stock that were granted under one of the Plans with an exercise price per share greater than or equal to $13.11 are eligible to be exchanged. If you participate in this offer, the number of Restricted Stock Units or, in the case of our Executive Officers, New Options you receive will be reduced based on an exchange ratio. By Exchanged Options, we mean any options that you exchange pursuant to this offer. Each Restricted Stock Unit or New Option will be subject to the terms of the 2007 Equity Incentive Plan, and to a restricted stock unit agreement or option agreement, as applicable, between you and NetSuite.

Eligible Employees, other than our Executive Officers, participating in this offer will receive Restricted Stock Units on the New Award Grant Date, which we expect to be June 19, 2009. Our Executive Officers participating in this offer will receive New Options with an exercise price equal to the closing price of our common stock on the New Award Grant Date.

The Restricted Stock Units and New Options will be unvested as of the New Award Grant Date and will be subject to new vesting schedules, with the limited exception that Restricted Stock Units granted to Eligible Employees in Canada will be vested upon the New Award Grant Date to the extent necessary to cover taxes due upon the exchange (please refer to Schedule D to this Offer to Exchange for more details). The vesting schedule of the Restricted Stock Units and New Options is detailed in Section 9 of this Offer to Exchange. Vesting is subject to your continued service to us through each relevant vesting date. Your participation in this offer and the receipt of Restricted Stock Units or New Options does not provide any guarantee or promise of continued service with NetSuite.

Our common stock is traded on the New York Stock Exchange under the symbol “N.” On May 20, 2009, the closing price of our common stock was $12.01 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must access the offer website at: https://netsuite-exchange.equitybenefits.com (the “offer website”), and follow the instructions on the offer website. The offer website will also provide you with certain information about your Eligible Options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Benedikte Ytting at the Company via hand delivery or facsimile at (650) 539-5842. To obtain a paper election form, please contact Benedikte Ytting at (650) 627-1264 or stockadmin@netsuite.com.

You must complete the election process (whether electronically or in paper form) in the foregoing manner before 9:00 p.m., Pacific Time, on June 19, 2009, unless the offer is extended. We will not accept delivery of any election after expiration of this offer. You may change your election to participate in the offer at any time before the offer expires by completing a new electronic election form in the manner described above or submitting a new paper election form, which can be obtained from your local Human Reserouces Representative at the appropriate e-mail listed in Q&A 2 below or Benedikte Ytting at (650) 627-1264 or stockadmin@netsuite.com. Documents submitted by U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

NetSuite has engaged a third-party consultant to prepare communications regarding this offer and to provide general tax information to Eligible Employees with respect to this offer. The consultant will not provide tax advice specific to an individual’s circumstances or make any recommendation. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

You should direct questions about this offer or requests for additional copies of this Offer to Exchange and the other option exchange program documents to your local Human Resources Representative at the appropriate e-mail address listed in Q&A 2 below or Benedikte Ytting at:

NetSuite Inc.

2955 Campus Drive, Suite 100

San Mateo, California 94403

Tel: (650) 627-1264

E-mail: stockadmin@netsuite.com

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the Restricted Stock Units or New Options in any jurisdiction where the offer is not permitted or feasible. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND Q&A	1

RISKS OF PARTICIPATING IN THE OFFER	14

THE OFFER	30

1. Eligibility	30

2. Number of Restricted Stock Units or New Options; Expiration Date	30

3. Purpose of the offer	32

4. Procedures for electing to exchange options	33

5. Withdrawal rights and change of election	35

6. Acceptance of options for exchange and issuance of Restricted Stock Units and New Options	37

7. Conditions of the offer	37

8. Price range of shares underlying the options	39

9. Source and amount of consideration; terms of Restricted Stock Units and New Options	40

10. Information concerning NetSuite	44

11. Interests of directors and Executive Officers; transactions and arrangements concerning the options	45

12. Status of options acquired by us in the offer; accounting consequences of the offer	47

13. Legal matters; regulatory approvals	47

14. Material U.S. federal income tax consequences	47

15. Material income tax consequences and certain other considerations for employees who reside outside the U.S.	50

16. Extension of offer; termination; amendment	50

17. Fees and expenses	51

18. Additional information	51

19. Financial statements	52

20. Miscellaneous	52

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange Certain Outstanding Options for Restricted Stock Units or New Options document (the “Offer to Exchange”), and the election form together with its associated instructions and agreement to the terms of the election, each available on the offer website at https://netsuite-exchange.equitybenefits.com. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for Eligible Employees to exchange certain outstanding options for Restricted Stock Units or, in the case of our Executive Officers, New Options. The following is a brief summary of the terms of this offer:

Terms in italics in this Q&A 1 are the defined terms that are used throughout this Offer to Exchange. The definitions of these terms can be found starting at the bottom of this Q&A 1 on page 2 of this Summary Term Sheet.

Eligibility

—

All of our active employees located in the United States, Australia, Canada, Hong Kong, Japan, Singapore and the United Kingdom, as of the time of this offer who remain employed through the Cancellation Date, are eligible to participate. The non-employee members of our board of directors may not participate in this offer. (See Section 1 on page 30.)

—

In order to receive Restricted Stock Units or, in the case of our Executive Officers, New Options, you must remain an employee through the New Award Grant Date, and in order to continue to vest in your Restricted Stock Units or New Options, as applicable, you must remain an employee or other service provider through each relevant vesting date. (See Section 1 on page 30.)

Eligible Options

—

All options granted under the Plans, whether vested or unvested, that were granted with an exercise price per share greater than or equal to $13.11 and that are outstanding as of the Cancellation Date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. (See Section 2 on page 30.)

Exchange Ratio

—

Restricted Stock Units: for all Eligible Employees, other than our Executive Officers, each Exchanged Option to purchase one (1) share of our common stock will be replaced with a Restricted Stock Unit that represents the right to receive point five (.5) shares of our common stock.

—

New Options: for our Executive Officers, each Exchanged Option to purchase one (1) share of our common stock will be replaced with a New Option to purchase a number of shares of our common stock equal to (a) the number of options you exchange multiplied by (b) an exchange ratio based on the exercise price of the Exchanged Option (see the exchange ratio chart in Section 2 on page 31).

For purposes of this offer, including the exchange ratio, the term “Restricted Stock Unit” generally refers to a right to receive one (1) share of our common stock upon vesting and the term “New Option” generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratio, fractional Restricted Stock Units and New Options will be rounded to the nearest whole Restricted Stock Unit and New Option, respectively, on a grant by grant basis (with fractional Restricted Stock Units and New Options greater than or equal to point five (.5) rounded up to the nearest whole Restricted Stock Unit and New Option, respectively, and fractional Restricted Stock Units and New Options less than point five (.5) rounded down to the nearest whole Restricted Stock Unit and New Option, respectively). (See Section 2 on page 30.)

Terms Used in This Offer

—

“Cancellation Date” refers to the same U.S. business day as the Expiration Date. This is the date when Exchanged Options will be cancelled. We expect that the Cancellation Date will be June 19, 2009. If the Expiration Date is extended, then the Cancellation Date will be similarly extended.

—

“Eligible Employees” refers to all employees of NetSuite, located in the United States, Australia, Canada, Hong Kong, Japan, Singapore and the United Kingdom, who are active employees at the time of this offer and who remain employed through the Cancellation Date and the New Award Grant Date. The non-employee members of our board of directors may not participate in this offer.

—

“Eligible Options” refers to the stock options to purchase our common stock that were granted under a Plan with an exercise price per share greater than or equal to $13.11 that remain outstanding and unexercised as of the Expiration Date.

—	“Exchanged Options” refers to all options that you exchange pursuant to this offer.

—

“Executive Officers” refers to those officers of NetSuite listed on Schedule A to this Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

—

“Expiration Date” refers to the date that this offer expires. We expect that the Expiration Date will be June 19, 2009 at 9:00 p.m., Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

—

“New Award Grant Date” refers to the date when Restricted Stock Units and New Options will be granted. The New Award Grant Date will be the same U.S. Business day as the Expiration Date. We expect that the New Award Grant Date will be June 19, 2009. If the Expiration Date is extended, then the New Award Grant Date will be similarly extended.

—	“New Options” refers to the options issued to our Executive Officers pursuant to this offer that replace their Exchanged Options.

—

“Offering Period” refers to the period from the commencement of this offer to the Expiration Date. This period commenced on May 22, 2009 and we expect that it will end at 9:00 p.m., Pacific Time, on June 19, 2009.

—	“Plans” refers to the NetSuite Inc. 2007 Equity Incentive Plan and 1999 Stock Plan. Each is referred to as a “Plan.”

—	“Restricted Stock Units” refers to the Restricted Stock Units issued pursuant to this offer that replace your Exchanged Options.

Q2.	How do I participate in this offer?

A2.

If you are an Eligible Employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website. If you wish to participate in this offer, you must access the offer website and click on the “Make an Election” tab. You will be directed to your electronic election form that contains the following personalized information, in addition to certain other information, with respect to each Eligible Option you hold:

—	the grant date indicated for the Eligible Option on the applicable option agreement;

—	the current exercise price per share in effect for the Eligible Option;

—	the number of shares of the Company’s common stock exchangeable under the Eligible Option; and

—	the election alternatives available to you.

You will need to check the appropriate box next to each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of this offer or retain your Eligible Options under their current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you will have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Benedikte Ytting at the Company via hand delivery or facsimile at (650) 539-5842 before 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. To obtain a paper election form, please contact your local Human Resources Representative at the appropriate e-mail address below or Benedikte Ytting at stockadmin@netsuite.com:

OptionExchange.US@netsuite.com

OptionExchange.UK@netsuite.com

OptionExchange.Canada@Netsuite.com

OptionExchange.Singapore@netsuite.com

OptionExchange.Japan@netsuite.com

OptionExchange.Australia@netsuite.com

OptionExchange.HongKong@netsuite.com

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on June 19, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer.

If you wish to change your election to participate in this offer, you must access the offer website at https://netsuite-exchange.equitybenefits.com and complete a new electronic election form before 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new paper election form and return it to Benedikte Ytting at the Company via hand delivery or facsimile at (650) 539-5842 before 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. To obtain a paper election form, please contact your local Human Resources Representative at the appropriate e-mail address below or Benedikte Ytting at stockadmin@netsuite.com:

OptionExchange.US@netsuite.com

OptionExchange.UK@netsuite.com

OptionExchange.Canada@Netsuite.com

OptionExchange.Singapore@netsuite.com

OptionExchange.Japan@netsuite.com

OptionExchange.Australia@netsuite.com

OptionExchange.HongKong@netsuite.com

To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary of your outstanding Eligible Options.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept, as determined by the Company in its sole discretion. For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the Election Form or any of the related documents, the Company has the right to reject your Election Form. Subject to the terms and conditions of this Offer, we will accept all properly tendered options promptly after the expiration of this Offer. (See Section 4 on page 33.)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received electronically or in paper form to Benedikte Ytting by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election form (or paper election form) by e-mail within two (2) U.S. business days of the receipt of your electronic election form (or paper election form). If you have not received an e-mail confirmation, you must confirm that we have received your electronic election form (or paper election form). Responses may be submitted only via the offer website or in paper form via hand delivery or facsimile to Benedikte Ytting. Responses submitted by any other means are not permitted. (See Section 4 on page 33.)

Q3.	Why is NetSuite making this offer?

A3.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available talent and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own Restricted Stock Units or, in the case of our Executive Officers, New Options that over time may have a greater potential to increase in value. Further, Restricted Stock Units have a greater retention value because they are more certain to provide a return than the underwater options. (See Section 3 on page 32.)

Q4.	Who may participate in this offer?

A4.

You may participate in this offer if you are an Eligible Employee. You are an “Eligible Employee” if you are an active employee of NetSuite, located in the United States, Australia, Canada, Hong Kong, Japan, Singapore or the United Kingdom, at the time of this offer, you remain an Eligible Employee through the Cancellation Date and the New Award Grant Date, and you hold Eligible Options. The non-employee members of our board of directors may not participate in this offer. (See Section 1 on page 30.)

Q5.	Am I required to participate in this option exchange?

A5.

No. Participation in this offer is completely voluntary. To help you determine your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary listing all of your Eligible Options. (See Section 2 on page 30 and Section 14 on page 47.)

Q6.	Are there circumstances under which I would not be granted Restricted Stock Units or New Options?

A6.

Yes. If, for any reason, you are no longer an employee of NetSuite or a subsidiary of NetSuite on the New Award Grant Date, you will not receive any Restricted Stock Units or New Options. Instead, you will keep your current Eligible Options and they will expire in accordance with their terms. If you are a U.S. employee, your employment with NetSuite will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1 on page 30.)

Moreover, even if we accept your Exchanged Options, we will not grant Restricted Stock Units or New Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting Restricted Stock Units or New Options as a result of changes in SEC or NYSE rules. We do not anticipate any such prohibitions at this time. (See Section 13 on page 47.)

Q7.	How many Restricted Stock Units will I receive for the options that I exchange?

A7.

For all Eligible Employees, other than our Executive Officers, each Exchanged Option to purchase one (1) share of our common stock will be replaced with point five (0.5) of a Restricted Stock Unit. Each Restricted Stock Unit will represent the right to receive one (1) share of our common stock.

For purposes of this offer, including the exchange ratio, the term “Restricted Stock Unit” generally refers to a right to receive one (1) share of our common stock upon vesting. For purposes of applying the exchange ratio, fractional Restricted Stock Units will be rounded to the nearest whole Restricted Stock Unit on a grant by grant basis (with fractional Restricted Stock Units greater than or equal to point five (.5) rounded up to the nearest whole Restricted Stock Unit and fractional Restricted Stock Units less than point five (.5) rounded down to the nearest whole Restricted Stock Unit). (See Section 2 on page 30.)

Example:  If you exchange 1,000 Eligible Options, you will receive 500 Restricted Stock Units. (See Section 2 on page 30.)

Q8.	If I am an Executive Officer, how many New Options will I receive for the options that I exchange?

A8.

If you are an Executive Officer, each Exchanged Option to purchase one (1) share of our common stock will be replaced with a New Option to purchase a number of shares of our common stock equal to (a) the number of options you exchange multiplied by (b) an exchange ratio based on the exercise price of the Exchanged Option as follows:

Per Share Exercise Price of Eligible Option*	Exchange Ratio
$14.50	0.88
$17.25	0.83
$26.00	0.64
* All Eligible Options held by Executive Officers were issued at one of the three exercise prices listed in this table.

For purposes of this offer, including the exchange ratio, the term “New Option” generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratio, fractional New Options will be rounded to the nearest whole New Option on a grant by grant basis (with fractional New Options greater than or equal to point five (.5) rounded up to the nearest whole New Option and fractional New Options less than point five (.5) rounded down to the nearest whole New Option). (See Section 2 on page 30.)

The exchange ratios separately apply to each grant of options. This means that the various Eligible Options you hold may be subject to different exchange ratios. (See Section 2 on page 30.)

Example

If you exchange an Eligible Option covering 1,000 shares with an exercise price of $17.25, on the New Award Grant Date you will receive a New Option to purchase 830 shares. This is equal to the 1,000 shares multiplied by 0.83 (the exchange ratio for an Eligible Option with an exercise price of $17.25) and rounded up to the nearest whole share.

Q8A.	Why do Executive Officers receive New Options instead of RSUs?

A8A.

As discussed above, one of the purposes of the Offer is to restore the original incentive that we intended when we granted the Eligible Options and to provide Eligible Employees with an award that over time may have a greater potential to increase in value. Executive Officers have a greater impact on, and a greater ability to influence, the performance of the Company. We wanted to ensure that Executive Officers only would benefit from the replacement awards if the value of the Company’s common stock increased from the New Award Grant Date. As discussed in greater detail in Q&A 10 below, the New Options will be granted with an exercise price equal to the fair market value of our common stock on the New Award Grant Date and, therefore, will not have any built-in value on that date and thus the Executive Officers only will benefit economically if our common stock price increases following the New Award Grant Date and the Executive Officers vest in their awards. If we granted Executive Officers Restricted Stock Units, the awards would have built-in value on the date of grant and the Executive Officers could benefit economically from these awards even if the price of our common stock declines from the New Award Grant Date, subject only to continued service through the applicable vesting dates.

We are not adverse to granting our Executive Officers restricted stock units, as it has been our practice to grant Executive Officers a mixture of restricted stock units and options as part of their overall compensation packages. In structuring the terms of the Offer for Executive Officers, we wanted to preserve the mixture of options and restricted stock units and replacing the Eligible Options of Executive Officers with Restricted Stock Units would have disrupted our desired balance between awards of stock options and restricted stock units. In contrast, we now weight grants to non-Executive Officer employees more heavily towards restricted stock units because the non-Executive Officer employees have less ability to influence the price of our common stock. We want to use awards that retain value even if our common stock does not perform well, and we feel this is a more efficient use of our plan share reserve than granting stock options to all non-Executive Officer employees. (See Section 2 on page 30.)

Q9.	Why isn’t the exchange ratio simply one-for-one?

A9.

Our stock option exchange program must balance the interests of both employees and non-employee stockholders. As described in Q&A 3 above, the stock option exchange program provides employees with a benefit by replacing underwater options with awards that have a greater potential to increase in value. As an offset to the benefit to the employees, the exchange ratio selected for this Offer will decrease the total number of outstanding shares of Company stock subject to our equity awards and will benefit stockholders by decreasing potential stockholder dilution. (See Section 3 on page 32.)

Q10.	If I am an Executive Officer, what will be the exercise price of my New Options?

A10.

The exercise price per share of all New Options will be equal to the closing price of our common stock as reported on the New York Stock Exchange on the New Award Grant Date, which is expected to be June 19, 2009.

We cannot predict the exercise price of the New Options. (See Section 9 on page 40.)

Q11.	When will my Restricted Stock Units or New Options vest?

A11.

The Restricted Stock Units and New Options will be unvested as of the New Award Grant Date and be subject to new vesting schedules, unless you are an Eligible Employee in Canada because vesting of a portion of your Restricted Stock Units is necessary to cover tax liability upon the exchange (please refer to Schedule D to this Offer to Exchange for more details). Vesting on any date is subject to your continued service to NetSuite or its subsidiaries through each relevant vesting date. The Restricted Stock Units and New Options will require a minimum period of two (2) years of continued service for full vesting of the award, even if the Eligible Options you surrendered in exchange for the Restricted Stock Units or New Options were fully vested. The Restricted Stock Units and New Options will vest quarterly with the first vesting date to occur on August 20, 2009 and quarterly thereafter, with the limited exception that Restricted Stock Units granted to Eligible Employees in Canada will be vested upon the New Award Grant Date to the extent necessary to cover taxes due upon the exchange. The length of the vesting schedule applicable to each Restricted Stock Unit or New Option will depend on when the Eligible Option you exchange was originally granted to you as follows:

Grant Date of Eligible Option	Vesting Term of Restricted Stock Units or New Options
4/11/07	2 years
6/28/07	2 years
11/28/07	2.25 years
12/12/07	2.5 years
12/19/07	2.5 years
4/4/08	2.5 years
5/15/08	2.75 years
8/15/08	3 years
11/14/08	3.5 years

We will make minor modifications to the vesting schedule of any Restricted Stock Unit and New Option awards to eliminate fractional vesting (such that a whole number of Restricted Stock Units and New Options will vest on each vesting date); this will be done by rounding down to the nearest whole number of shares that will vest on each vesting date and vesting the sum of the fractional shares (a whole number) on the last vesting date of the vesting schedule, subject to your continued service with us through such date. (See Section 9 on page 40.)

Q12.	If I participate in this offer, do I have to exchange all of my options with an exercise price per share greater than or equal to $13.11?

A12.

No. You may pick and choose which of your outstanding option grants you wish to exchange. This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option grant to purchase 1,000 shares, and (3) an Eligible Option grant to purchase 2,000 shares, you may elect to exchange:

—	Your first option grant covering the entire remaining 300 shares,

—	Your second option grant covering 1,000 shares,

—	Your third option grant covering 2,000 shares,

—	Two of your three option grants,

—	All three of your option grants, or

—	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2 on page 30.)

Q13.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.

If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Option as long as you are the legal owner of the Eligible Option. This is an all or nothing Offer, so your participation must be with respect to all or none of the Eligible Options legally owned by you. As you are the legal owner of the Eligible Option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the Eligible Option for any errors by you with respect to such an election.

Q14.	When will my Exchanged Options be cancelled?

A14.

Your Exchanged Options will be cancelled on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be June 19, 2009 unless the Offering Period is extended. (See Section 6 on page 37.)

Q15.	Once I surrender my Exchanged Options, is there anything I must do to receive the Restricted Stock Units or New Options?

A15.

Once your Exchanged Options have been cancelled, there is nothing that you must do to receive your Restricted Stock Units or, in the case of our Executive Officers, New Options. We expect that the New Award Grant Date will be June 19, 2009. In order to vest in the shares covered by the new award, you will need to remain an employee or service provider of NetSuite through the applicable vesting dates, as described in Q&A 11. (See Section 1 on page 30.)

Q16.	When will I receive the Restricted Stock Units or New Options?

A16.

We will grant the Restricted Stock Units and New Options on the New Award Grant Date. We expect the New Award Grant Date will be June 19, 2009. If the Expiration Date is delayed, the New Award Grant Date will be similarly delayed.

If you are granted Restricted Stock Units, we will provide you with your restricted stock unit agreement promptly after the expiration of the offer. You will receive the shares subject to the Restricted Stock Unit award when and if your Restricted Stock Units vest.

If you an Executive Officer and are granted New Options, we will provide you with your option agreement promptly after the expiration of the offer. You will be able to exercise your New Options when and if your New Options vest. (See Section 6 on page 37.)

Q17.	Can I exchange shares of NetSuite common stock that I acquired upon exercise of NetSuite options?

A17.	No. This offer relates only to outstanding NetSuite options. You may not exchange shares of NetSuite common stock in this offer. (See Section 2 on page 30.)

Q18.	Will I be required to give up all of my rights under the cancelled options?

A18.

Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be June 19, 2009. (See Section 6 on page 37.)

Q19.	If I receive Restricted Stock Units for Exchanged Options, will the terms and conditions of my Restricted Stock Units be the same as my Exchanged Options?

A19.

No. Restricted Stock Units are a different type of equity award than stock options and therefore, the terms and conditions of the Restricted Stock Units will vary from the terms and conditions of the options that you tendered for exchange. In addition, the vesting schedule of your Restricted Stock Units will be different from the vesting schedule of your Exchanged Option. If you are an employee outside the U.S., you should carefully review Schedules C through H attached to this offer for your country of residence to determine whether different terms will apply.

Restricted Stock Units will be granted under our 2007 Equity Incentive Plan. All Restricted Stock Units will be subject to the terms of the 2007 Equity Incentive Plan and to a restricted stock unit agreement (including any country-specific terms in an appendix to such agreement) between you and NetSuite. The current forms of restricted stock unit agreements for grants made under the 2007 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed. If your Eligible Option was not granted under the same stock plan under which your Restricted Stock Units are granted, your Restricted Stock Units may have some additional terms that differ from those that applied to your Eligible Option – for instance, the treatment of awards in the event of a change in control of NetSuite might differ. Please see Section 9 on Page 40 for a more complete discussion of these differences.

Until your Restricted Stock Units vest and you are issued shares in payment for the vested Restricted Stock Units, you will not have any of the rights or privileges of a stockholder of NetSuite with respect to those shares. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

In addition, the tax treatment of the Restricted Stock Units will differ significantly from the tax treatment of your options. Please see Q&A 23, Section 14 on Page 47, Schedules C through H for employees outside the United States and the remainder of this Offer to Exchange for further details.

Q20.	If I am Executive Officer and receive New Options for Exchanged Options, will the terms and conditions of my New Options be the same as my Exchanged Options?

A20.

The terms and conditions of your New Options may vary from the terms and conditions of your Exchanged Options, but such changes generally will not substantially and adversely affect your rights, except that your New Options may have a different exercise price, will be classified as nonstatutory stock options for U.S. tax purposes, and will have a new vesting schedule. (See Section 9 on page 40.) The maximum term of your New Options will be the same remaining term as your Exchanged Option, rounded up to the nearest number of months.

Your New Options will be granted under and subject to the terms and conditions of the 2007 Equity Incentive Plan and an option agreement between you and NetSuite. The current forms of option agreements for grants made under the 2007 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. If your Eligible Option was not granted under the same stock plan under which your New Options are granted, your New Options may have some additional terms that differ from those that applied to your Eligible Option – for instance, the treatment of awards in the event of a change in control of NetSuite might differ. Please see Section 9 on Page 40 for a more complete discussion of these differences.

Q21.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A21.

If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule, and (iv) retain their current term. (See Section 6 on page 37.)

Q22.	How does NetSuite determine whether an option has been properly tendered?

A22.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4 on page 33.) For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the Election Form or any of the related documents, the Company has the right to reject your Election Form.

Q23.	Will I have to pay taxes if I participate in the offer?

A23.

If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the New Award Grant Date. However, you may have taxable income when shares are issued to you upon vesting of Restricted Stock Units, when you exercise your New Options or when you sell your shares. (See Section 14 on page 47.)

Note that the tax treatment of Restricted Stock Units differs significantly from the tax treatment of your options. As a result, if you participate in this offer and receive Restricted Stock Units for Exchanged Options, your tax liability could be higher than if you had kept your Eligible Options. Please see Section 14 on Page 47 for further information about the general tax consequences associated with your Eligible Options.

If you are a citizen or tax resident of a country other than the U.S., the tax consequences of participating in this offer may be different for you. Please be sure to read the schedule for your country of residence in Schedules C through H attached to this offer, which discusses the tax consequences of participating in the offer.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.

Q24.	If I am an Executive Officer and receive New Options, will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A24.	The New Options granted in exchange for your Eligible Options will be granted as nonstatutory stock options, even if your old options were classified as incentive stock options.

We recommend that you read the tax discussion in Section 14 on Page 47 of this Offer to Exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 9 on page 40 and Section 14 on page 47.)

Q25.	Will I receive a restricted stock unit agreement or option agreement?

A25.

Yes. All Restricted Stock Units and New Options will be subject to a restricted stock unit agreement (including any country-specific terms in an appendix to such agreement) or an option agreement, respectively, between you and NetSuite, as well as to the terms and conditions of our 2007 Equity Incentive Plan. The current forms of restricted stock unit agreements and option agreements for grants made under the 2007 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. (See Section 9 on page 40.)

Q26.	Are there any conditions to this offer?

A26.

Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 2 on page 30 and Section 7 on page 37.)

Q27.	If you extend the offer, how will you notify me?

A27.

If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled Expiration Date. (See Section 2 on page 30 and Section 16 on page 50.)

Q28.	How will you notify me if the offer is changed?

A28.

If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Section 2 on page 30 and Section 16 on page 50.)

Q29.	Can I change my mind and withdraw from this offer?

A29.

Yes. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date. If we extend the Expiration Date, you may submit a new election form at any time until the extended offer expires, electing to retain your Eligible Option under its existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date. (See Section 5 on page 35.)

Q30.	How do I change my election?

A30.	To change your election with respect to your Eligible Options, you must do the following before the Expiration Date:

1.	Access the offer website and complete a new electronic election form; or

2.

If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new election form and return it to Benedikte Ytting at the Company via hand delivery or facsimile at (650) 539-5842. To obtain a paper election form, please contact your local Human Resources Representative at the appropriate e-mail address below or Benedikte Ytting at stockadmin@netsuite.com:

OptionExchange.US@netsuite.com

OptionExchange.UK@netsuite.com

OptionExchange.Canada@Netsuite.com

OptionExchange.Singapore@netsuite.com

OptionExchange.Japan@netsuite.com

OptionExchange.Australia@netsuite.com

OptionExchange.HongKong@netsuite.com

The delivery of all documents is at your risk. NetSuite intends to confirm the receipt of your new electronic election form (or paper election form) by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your electronic election form (or paper election form). If you need to confirm receipt after two (2) U.S. business days have elapsed, you may contact Benedikte Ytting at (650) 627-1264 or stockadmin@netsuite.com.

Only electronic election forms (or paper election forms) that are complete, signed (electronically or otherwise) and actually received by NetSuite by the deadline will be accepted. Election or paper election forms may be submitted only via the offer website or by hand delivery or facsimile to Benedikte Ytting. Election or paper election forms submitted by any other means, including interoffice, e-mail, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 5 on page 35.)

Q31.	What if I withdraw my election and then decide again that I want to participate in this offer?

A31.

If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed electronic election form (or paper election form) accepting the offer before the Expiration Date, in accordance with the procedures described in Q&A 30 and Section 4 (See also Q&A 2 and see Section 5 on page 35.)

Q32.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A32.

No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 14 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your Eligible Options than from the Restricted Stock Units or, in the case of our Executive Officers, New Options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3 on page 32.)

Q33.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A33.	For additional information or assistance, please contact your local Human Resources Representative at the appropriate e-mail address list in Q&A 30 above. (See Section 10 on page 44.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our quarterly report on Form 10-Q for the quarter ended March 31, 2009 and our annual report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedules C through H discussing the tax consequences for employees outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and incorporated by reference, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the Restricted Stock Units or New Options that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to all options, it is possible that, at some point in the future, your Exchanged Options would have been economically more valuable than the Restricted Stock Units or New Options granted pursuant to this exchange offer. For example, if you exchange an option grant for 1,000 shares with an exercise price per share of $13.50, you would receive a grant of 500 Restricted Stock Units. Assume, for illustrative purposes only, that the price of our common stock increases to $35.00 per share. Under this example, if you had kept and not exchanged your option, exercised and immediately sold the shares at $35.00 per share, you would have realized pre-tax gain of $21,500.00, but if you exchanged your options and sold the shares subject to the Restricted Stock Unit grant, you would realize only a pre-tax gain of $17,500.00.

Further, assume that as an Executive Officer, you exchange an option grant for 1,000 shares with an exercise price per share of $14.50, and assume the applicable exchange ratio entitles you to receive a New Option exercisable for 880 shares. Assume, for illustrative purposes only, that the exercise price of your New Option is $10.92 per share and three (3) years after the New Award

Grant Date, the price of our common stock increases to $50.00 per share. Under this example, if you had kept your Exchanged Options and sold them at $50.00 per share, you would have realized pre-tax gain of $35,500, but if you exchanged your options and sold the shares subject to the New Option grant, you would only realize a pre-tax gain of approximately $34,400.

In addition, you may have to pay more taxes for your Restricted Stock Units than you would for your Exchanged Options. For example, if you exchange a nonstatutory stock option grant for 1,000 shares with an exercise price per share of $13.50, you would receive a grant of 500 Restricted Stock Units. If the option was exercised for $13.50 per share while the fair market value of our common stock was $15.00 per share, you would recognize ordinary income of $1.50 per share at exercise (for a total of $1,500 of ordinary income), assuming the option is a nonstatutory stock option. If you later sold the shares at $16.00 per share, you would have capital gain of $1.00 per share (for a total of $1,000), which is the difference between the sale price of $16.00 and the $15.00 fair market value at exercise. If you held the shares more than one (1) year, this would be taxed under U.S. federal tax law at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for one (1) year or less, this would be taxed under U.S. federal tax law at short-term capital gains rates (currently a maximum rate of 35%). If, instead, you had exchanged your options for Restricted Stock Units, you would recognize ordinary income (currently at a maximum U.S. federal tax rate of 35%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For instance, if you vest in 125 Restricted Stock Units on a day when the fair market value of our stock is $15.00 per share, you will recognize ordinary income of $1,875, but will have vested in only 25% of the total number of Restricted Stock Units. Assuming the fair market value does not decrease over the remainder of the vesting period, total ordinary income will be at least $7,500. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at $16.00 per share, you would have a capital gain of $1.00 per share (for a total of $125.00). When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the Restricted Stock Units or the shares thereunder, while, in the example above, you would have paid $13.50 per share of post-tax dollars for the shares subject to your options.

If we are acquired by or merge with another company, your cancelled options might be worth more than the Restricted Stock Units or New Options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of some of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Your Restricted Stock Units or New Options will not be vested on the New Award Grant Date and if your service to us terminates prior to the vesting of such Restricted Stock Units or New Options, you will not receive full value from your Restricted Stock Units or New Options.

The Restricted Stock Units and New Options will be subject to a vesting schedule, with the limited exception that Restricted Stock Units granted to Eligible Employees in Canada will be vested upon the New Award Grant Date to the extent necessary to cover taxes due upon the exchange (please refer to Schedule D to this Offer to Exchange for more details). If you do not remain an employee or service provider with us through the date your Restricted Stock Units or New Options vest, you will not receive the shares subject to any Restricted Stock Units and you will not be able to exercise any portion of your New Options. Instead, your Restricted Stock Units and New Options will expire immediately upon your termination. As a result, you will not receive full value from your Restricted Stock Units or New Options.

If the price of our common stock increases after the date on which we launch the Offer, the per share exercise price on your cancelled options might be lower than the New Options that you receive in exchange for them.

If you participate in the Offer and receive New Options for Eligible Options, the exercise price per share for your New Options will be the closing price of our common stock as reported on the New York Stock Exchange on the New Award Grant Date, currently expected to be June 19, 2009, unless we extend the Offer. Because we do not know what the closing price will be on June 19, 2009 (or such later day if we extend the Offer), it is possible that the New Options will have an exercise price per share in excess of the Eligible Options you exchange. For example, if you exchange an option grant for 1,000 shares with an exercise price per share of $14.50, and assume the applicable exchange ratio entitles you to receive a New Option exercisable for 880 shares, it is possible that the closing price of our common stock on June 19, 2009 (or such later day if we extend the Offer) could increase to $14.75; therefore, you would hold a New Option for 880 shares with a per share exercise price of $14.75 instead of your current Eligible Option for 1,000 shares at an exercise per share of $14.50.

Tax-Related Risks

Tax effects of Restricted Stock Units for U.S. taxpayers.

If you participate in the offer and receive Restricted Stock Units for Eligible Options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the New Award Grant Date. However, you generally will have taxable ordinary income when shares are issued to you upon vesting of the Restricted Stock Units, at which time NetSuite generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. You also may have taxable capital gains when you sell the shares underlying the Restricted Stock Unit. Note that the tax treatment of Restricted Stock Units differs significantly from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your Eligible Options. Please see Section 14 of the Offer to Exchange for a discussion of the general U.S. tax consequences associated with options.

Tax effects of New Options for Executive Officers.

If you participate in the offer and receive New Options in exchange for Eligible Options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the New Award Grant Date. The New Options will be classified for U.S. tax purposes as nonstatutory stock options even if your Eligible Options are currently classified as incentive stock options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

U.S. taxpayer employees who do not participate in this exchange may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options.

In order to receive favorable tax treatment for incentive stock options, you may not dispose of the shares subject to the option within two (2) years after the grant date and one (1) year after the date you exercise the option. If this offer is open for thirty (30) days or more and you do not tender your Eligible Options that are classified as incentive stock options, the date of grant for purposes of the two (2) year holding period necessary to receive favorable tax treatment will restart and you will not receive any credit for the time from the original grant date of your option. As a result, if this offer is open for thirty (30) days or more, in order for your Eligible Options classified as incentive stock options to be eligible for favorable federal tax treatment, you must wait to sell or otherwise dispose of the shares subject to your option until the passage of more than two (2) years from the date this offer commenced on May 22, 2009, and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. The offer currently is expected to remain open for twenty-nine (29) calendar days, so we do not expect there to be a deemed modification of any Eligible Options classified as incentive stock options. If we extend the offer, however, it could cause the offer to remain open for thirty (30) days or more resulting in a deemed modification of any Eligible Options classified as incentive stock options. Note that, to the extent you tender and we accept your options for exchange in connection with the offer, your New Options will be classified as nonstatutory stock options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

Tax-related risks for non-U.S. employees.

Non-U.S. employees should carefully review the schedule for their country of residence in Schedules C through H attached to this offer to determine whether participation in the offer could trigger any negative tax consequences.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Risks Related to Our Business

Continued adverse economic conditions or reduced investments in on-demand applications and information technology spending may harm our business.

Our business depends on the overall demand for on-demand applications and information technology spending and on the economic health and general willingness of our current and prospective customers to make capital commitments. If the conditions in the U.S. and global economic environment remain uncertain or continue to be volatile, or if they deteriorate further, our business, operating results, and financial condition may be materially adversely affected. Continued weak or volatile economic conditions, or a reduction in spending for on-demand applications and information technology even if economic conditions improve, would likely harm our business and operating results in a number of ways, including longer sales cycles, extended payment terms, lower prices for our products and services, reduced sales, and lower customer retention rates.

We have a history of losses and we may not achieve profitability in the future.

We have not been profitable on a generally accepted accounting principles (“GAAP”) basis during any quarterly or annual period since our formation. We experienced a net loss of $3.7 million for the three months ended March 31, 2009. As of that date, our accumulated deficit was $264.5 million. We expect to make significant future expenditures related to the development and expansion of our business. As a result of these increased expenditures, we will have to generate and sustain increased revenue to achieve and maintain future profitability. While historically our revenue has grown, this growth may not be sustainable and we may not achieve sufficient revenue to achieve or maintain profitability. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this Quarterly Report, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown factors. Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses for the foreseeable future.

Our customers are medium-sized businesses and divisions of large companies, which may result in increased costs as we attempt to reach, acquire and retain customers.

We market and sell our application suite to medium-sized businesses and divisions of large companies. To grow our revenue quickly, we must add new customers, sell additional services to existing customers and encourage existing customers to renew their subscriptions. However, selling to and retaining medium-sized businesses can be more difficult than selling to and retaining large enterprises because medium-sized business customers:

—	are more price sensitive;
—	are more difficult to reach with broad marketing campaigns;
—	have high churn rates in part because of the nature of their businesses;
—	often lack the staffing to benefit fully from our application suite’s rich feature set; and
—	often require higher sales, marketing and support expenditures by vendors that sell to them per revenue dollar generated for those vendors.

If we are unable to cost-effectively market and sell our service to our target customers, our ability to grow our revenue quickly and become profitable will be harmed.

Our business depends substantially on customers renewing, upgrading and expanding their subscriptions for our services. Any decline in our customer renewals, upgrades and expansions would harm our future operating results.

We sell our application suite pursuant to service agreements that are generally one year in length. Our customers have no obligation to renew their subscriptions after their subscription period expires, and these subscriptions may not be renewed at the same or higher levels. Moreover, under specific circumstances, our customers have the right to cancel their service agreements before they expire. In addition, in the first year of a subscription, customers often purchase a higher level of professional services than they do in renewal years. As a result, our ability to grow is dependent in part on customers purchasing additional subscriptions and modules after the first year of their subscriptions. We have limited historical data with respect to rates of customer subscription renewals, upgrades and expansions so we may not accurately predict future trends in customer renewals. Our customers’ renewal rates may decline or fluctuate because of several factors, including their satisfaction or dissatisfaction with our services, the prices of our services, the prices of services offered by our competitors or reductions in our customers’ spending levels due to the macroeconomic environment or other factors. If our customers do not renew their subscriptions for our services, renew on less favorable terms, or do not purchase additional functionality or subscriptions, our revenue may grow more slowly than expected or decline and our profitability and gross margin may be harmed.

Our services are delivered primarily out of a single data center. Any disruption of service at this facility could interrupt or delay our ability to deliver our service to our customers.

We host our services and serve our customers primarily from a third-party data center facility with SAVVIS located in California. We do not control the operation of this facility. This facility is vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, terrorist attacks, power losses, telecommunications failures and similar events. Our data facility is located in an area known for seismic activity, increasing our susceptibility to the risk that an earthquake could significantly harm the operations of this facility. It also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct.

The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our services. We currently operate and maintain an offsite facility for customers who specifically pay for accelerated disaster recovery services. For customers who do not pay for such services, although we maintain tape backups of their data, we do not operate or maintain a separate disaster recovery facility, which may increase delays in the restoration of our service for those customers.

Our data center facility provider has no obligation to renew its agreement with us on commercially reasonable terms, or at all. If we are unable to renew our agreement with the facility provider on commercially reasonable terms or if in the future we add additional data center facility providers, we may experience costs or downtime in connection with the transfer to, or the addition of, a new data center facility.

Any errors, defects, disruptions or other performance problems with our services could harm our reputation and may damage our customers’ businesses. Interruptions in our services might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, cause customers to terminate their subscriptions and harm our renewal rates.

We may become liable to our customers and lose customers if we have defects or disruptions in our service or if we provide poor service.

Because we deliver our application suite as a service, errors or defects in the software applications underlying our service, or a failure of our hosting infrastructure, may make our service unavailable to our customers. Since our customers use our suite to manage critical aspects of their business, any errors, defects, disruptions in service or other performance problems with our suite, whether in connection with the day-to-day operation of our suite, upgrades or otherwise, could damage our customers’ businesses. If we have any errors, defects, disruptions in service or other performance problems with our suite, customers could elect not to renew, or delay or withhold payment to us, we could lose future sales or customers may make warranty claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or costly litigation.

The market for on-demand applications may develop more slowly than we expect.

Our success will depend, to a large extent, on the willingness of medium-sized businesses to accept on-demand services for applications that they view as critical to the success of their business. Many companies have invested substantial effort and financial resources to integrate traditional enterprise software into their businesses and may be reluctant or unwilling to switch to a different application or to migrate these applications to on-demand services. Other factors that may affect market acceptance of our application include:

—	the security capabilities, reliability and availability of on-demand services;
—	customer concerns with entrusting a third party to store and manage their data, especially confidential or sensitive data;
—	our ability to minimize the time and resources required to implement our suite;
—	our ability to maintain high levels of customer satisfaction;
—	our ability to implement upgrades and other changes to our software without disrupting our service;
—	the level of customization or configuration we offer;
—	our ability to provide rapid response time during periods of intense activity on customer websites; and

—	the price, performance and availability of competing products and services.

The market for these services may not develop further, or may develop more slowly than we expect, either of which would harm our business.

If our security measures are breached and unauthorized access is obtained to a customer’s data, we may incur significant liabilities, our service may be perceived as not being secure and customers may curtail or stop using our suite.

The services we offer involve the storage of large amounts of our customers’ sensitive and proprietary information. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and someone obtains unauthorized access to our customers’ data, we could incur significant liability to our customers and to individuals or businesses whose information was being stored by our customers, our business may suffer and our reputation will be damaged. Because techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and customers. Such an actual or perceived breach could also cause a significant and rapid decline in our stock price.

We provide service level commitments to our customers, which could cause us to issue credits for future services if the stated service levels are not met for a given period and could significantly harm our revenue.

Our customer agreements provide service level commitments. If we are unable to meet the stated service level commitments or suffer extended periods of unavailability for our service, we may be contractually obligated to provide these customers with credits for future services. Our revenue could be significantly impacted if we suffer unscheduled downtime that exceeds the allowed downtimes under our agreements with our customers. In light of our historical experience with meeting our service level commitments, we do not currently have any reserves on our balance sheet for these commitments. Our service level commitment to all customers is 99.5% uptime per period, excluding scheduled maintenance. The failure to meet this level of service availability may require us to credit qualifying customers for the value of an entire month of their subscription fees, not just the value of the subscription fee for the period of the downtime. As a result, a failure to deliver services for a relatively short duration could cause us to issue these credits to all qualifying customers. Any extended service outages could harm our reputation, revenue and operating results.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

We have increased our annual revenue from $17.7 million during the year ended December 31, 2004 to $152.5 million during the year ended December 31, 2008. We have increased our number of full-time employees from 296 at December 31, 2004 to 967 at March 31, 2009.

Our expansion has placed, and our anticipated growth may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand our overall business, customer base, headcount and operations. We also intend to continue expanding our operations internationally. Creating a global organization and managing a geographically dispersed workforce will require substantial management effort and significant additional investment in our infrastructure. We will be required to continue to improve our operational, financial and management controls and our reporting procedures and we may not be able to do so effectively. As such, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross margin or operating expenses in any particular quarter.

Our quarterly operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of research analysts or investors, which could cause our stock price to decline.

Our quarterly and annual operating results may fluctuate as a result of a variety of factors, many of which are outside of our control. A decline in general macroeconomic conditions could adversely affect our customers’ ability or willingness to purchase our application suite, which could adversely affect our operating results or financial outlook. Fluctuations in our quarterly operating annual results or financial outlook may also be due to a number of additional factors, including the risks and uncertainties discussed elsewhere in this Offer.

Fluctuations in our operating results could cause our stock price to decline rapidly, may lead analysts to change their long-term model for valuing our common stock, may impact our ability to retain or attract key personnel, or cause other unanticipated issues. If our operating results or financial outlook fall below the expectations of research analysts or investors, the price of our common stock could decline substantially.

We believe that our revenue and operating results may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance.

Our limited operating history makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment.

Our company has been in existence since 1998, and much of our growth has occurred since 2004, with our revenue increasing from $17.7 million during the year ended December 31, 2004 to $152.5 million during the year ended December 31, 2008. Our limited operating history may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If we do not address these risks successfully, our business may be harmed.

The market in which we participate is intensely competitive, and if we do not compete effectively, our operating results may be harmed.

The markets for ERP, CRM and Ecommerce applications are intensely competitive and rapidly changing with relatively low barriers to entry. With the introduction of new technologies and market entrants, we expect competition to intensify in the future. In addition, pricing pressures and increased competition generally could result in reduced sales, reduced margin or the failure of our service to achieve or maintain more widespread market acceptance. Often we compete to sell our application suite against existing systems that our potential customers have already made significant expenditures to install. Competition in our market is based principally upon service breadth and functionality; service performance, security and reliability; ability to tailor and customize services for a specific company, vertical or industry; ease of use of the service; speed and ease of deployment, integration and configuration; total cost of ownership, including price and implementation and support costs; professional services implementation; and financial resources of the vendor.

We face competition from both traditional software vendors and SaaS providers. Our principal competitors include Epicor Software Corporation, Intuit Inc., Microsoft Corporation, SAP, The Sage Group plc and salesforce.com, inc. Many of our actual and potential competitors enjoy substantial competitive advantages over us, such as greater name recognition, longer operating histories, more varied products and services and larger marketing budgets, as well as substantially greater financial, technical and other resources. In addition, many of our competitors have established marketing relationships and access to larger customer bases, and have major distribution agreements with consultants, system integrators and resellers. If we are not able to compete effectively, our operating results will be harmed.

Our brand name and our business may be harmed by aggressive marketing strategies of our competitors.

Because of the early stage of development of our markets, we believe that building and maintaining brand recognition and customer goodwill is critical to our success. Our efforts in this area have, on occasion, been complicated by the marketing efforts of our competitors, which may include incomplete, inaccurate and false statements about our company and our services that could harm our business. Our ability to respond to our competitors’ misleading marketing efforts may be limited under certain circumstances by legal prohibitions on permissible public communications by us as a public company.

Many of our customers are price sensitive, and if the prices we charge for our services are unacceptable to our customers, our operating results will be harmed.

Many of our customers are price sensitive, and we have limited experience with respect to determining the appropriate prices for our services. As the market for our services matures, or as new competitors introduce new products or services that compete with ours, we may be unable to renew our agreements with existing customers or attract new customers at the same price or based on the same pricing model as previously used. As a result, it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could harm our revenue, gross margin and operating results.

If we are unable to develop new services or sell our services into new markets, our revenue growth will be harmed and we may not be able to achieve profitability.

Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to enhance and improve our existing application suite and to introduce new services and sell into new markets. The success of any enhancement or new service depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or service. Any new service we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenue. Any new markets into which we attempt to sell our application, including new vertical markets and new countries or regions, may not be receptive. If we are unable to successfully develop or acquire new services, enhance our existing services to meet customer requirements or sell our services into new markets, our revenue will not grow as expected and we may not be able to achieve profitability.

Because we are a global organization and our long-term success depends, in part, on our ability to expand the sales of our services to customers located outside of the United States, our business is susceptible to risks associated with international sales and operations.

We currently maintain offices outside of the United States and have sales personnel or independent consultants in several countries. Approximately one quarter of our employees are located in an office in the Philippines. We have limited experience operating in foreign jurisdictions and are rapidly building our international operations. Managing a global organization is difficult, time consuming and expensive. Our inexperience in operating our business outside of the United States increases the risk that any international expansion efforts that we may undertake will not be successful. In addition, conducting international operations subjects us to new risks that we have not generally faced in the United States. These risks include:

—	localization of our services, including translation into foreign languages and adaptation for local practices and regulatory requirements;
—	lack of familiarity with and unexpected changes in foreign regulatory requirements;
—	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;
—	difficulties in managing and staffing international operations;
—	fluctuations in currency exchange rates;
—	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;
—	dependence on certain third parties, including channel partners with whom we do not have extensive experience;
—	the burdens of complying with a wide variety of foreign laws and legal standards;
—	increased financial accounting and reporting burdens and complexities;
—	political, social and economic instability abroad, terrorist attacks and security concerns in general; and
—	reduced or varied protection for intellectual property rights in some countries.

Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

We rely on third-party software, including Oracle database software, that may be difficult to replace or which could cause errors or failures of our service that could lead to lost customers or harm to our reputation.

We rely on software licensed from third parties to offer our service, including database software from Oracle. This software may not continue to be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of this software could result in delays in the provisioning of our service until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in third-party software could result in errors or a failure of our service which could harm our business.

Assertions by a third party that we infringe its intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us may grow. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, although we have licensed from other parties proprietary technology covered by patents, we cannot be certain that any such patents will not be challenged, invalidated or circumvented. Furthermore, many of our service agreements require us to indemnify our customers for certain third-party intellectual property infringement claims, which could increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling related to any such claims. These types of claims could harm our relationships with our customers, may deter future customers from subscribing to our services or could expose us to litigation for these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party.

Any intellectual property rights claim against us or our customers, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management attention and financial resources. An adverse determination also could prevent us from offering our suite to our customers and may require that we procure or develop substitute services that do not infringe.

For any intellectual property rights claim against us or our customers, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms, if at all, may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense.

Our success depends in large part on our ability to protect and enforce our intellectual property rights.

We rely on a combination of patent, copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. We cannot assure you that any patents will issue from our currently pending patent applications in a manner that gives us the protection that we seek, if at all, or that any future patents issued to us will not be challenged, invalidated or circumvented. We do not have any issued patents and currently have eight patent applications pending. Any patents that may issue in the future from pending or future patent applications may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. Also, we cannot assure you that any future service mark or trademark registrations will be issued for pending or future applications or that any registered service marks or trademarks will be enforceable or provide adequate protection of our proprietary rights.

We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business to limit access to and disclosure of our proprietary information. The steps we have taken, however, may not prevent unauthorized use or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. Enforcement of our intellectual property rights also depends on our successful legal actions against these infringers, but these actions may not be successful, even when our rights have been infringed.

Furthermore, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are available. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Although we have completed the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessment of the effectiveness of our internal control over financial reporting and a report by our independent auditors on our internal control over financial reporting for the year ending December 31, 2008, there can be no assurances that control deficiencies will not be identified in the future.

Implementing any additional required changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and add personnel and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls. Any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our service to new and existing customers.

Because we recognize subscription revenue over the term of the applicable agreement, the lack of subscription renewals or new service agreements may not be reflected immediately in our operating results.

The majority of our quarterly revenue is attributable to service agreements entered into during previous quarters. A decline in new or renewed service agreements in any one quarter will not be fully reflected in our revenue in that quarter but will harm our revenue in future quarters. As a result, the effect of significant downturns in sales and market acceptance of our services in a particular quarter may not be fully reflected in our operating results until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, because revenue from new customers must be recognized over the applicable subscription term.

Material defects or errors in the software we use to deliver our services could harm our reputation, result in significant costs to us and impair our ability to sell our services.

The software applications underlying our services are inherently complex and may contain material defects or errors, particularly when first introduced or when new versions or enhancements are released. We have from time to time found defects in our service, and new errors in our existing service may be detected in the future. Any defects that cause interruptions to the availability of our services could result in:

—	a reduction in sales or delay in market acceptance of our services;
—	sales credits or refunds to our customers;
—	loss of existing customers and difficulty in attracting new customers;
—	diversion of development resources;
—	harm to our reputation; and
—	increased warranty and insurance costs.

After the release of our services, defects or errors may also be identified from time to time by our internal team and by our customers. The costs incurred in correcting any material defects or errors in our services may be substantial and could harm our operating results.

Government regulation of the Internet and Ecommerce is evolving, and unfavorable changes or our failure to comply with regulations could harm our operating results.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. For example, we believe increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for ERP, CRM and Ecommerce solutions and restricting our ability to store, process and share our customers’ data. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business and operating results.

Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our application suite and harm our business.

Our customers can use our service to store personal or identifying information regarding their customers and contacts. Federal, state and foreign government bodies and agencies, however, have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information obtained from consumers and other individuals. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our customers may limit the use and adoption of our service and reduce overall demand for it.

In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the gathering of personal information were to be curtailed, ERP, CRM and Ecommerce solutions would be less effective, which may reduce demand for our service and harm our business.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and harm our operating results.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

Unanticipated changes in our effective tax rate could harm our future operating results.

We are subject to income taxes in the United States and various foreign jurisdictions, and our domestic and international tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our tax rate is affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses arising from the requirement to expense stock options and the valuation of deferred tax assets and liabilities, including our ability to utilize our net operating losses. Increases in our effective tax rate could harm our operating results.

We may be unable to integrate acquired businesses and technologies successfully or to achieve the expected benefits of such acquisitions. We may acquire or invest in additional companies, which may divert our management’s attention, result in additional dilution to our stockholders and consume resources that are necessary to sustain our business.

We have undertaken an acquisition in the past and may continue to evaluate and consider potential strategic transactions, including acquisitions and dispositions of businesses, technologies, services, products and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, the company’s software is not easily adapted to work with ours or we have difficulty retaining the customers of any acquired business due to changes in management or otherwise. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our business. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown liabilities.

We may in the future seek to acquire or invest in additional businesses, products, technologies or other assets. We also may enter into relationships with other businesses to expand our service offerings or our ability to provide service in foreign jurisdictions, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, we may:

—	issue additional equity securities that would dilute our stockholders;
—	use cash that we may need in the future to operate our business;
—	incur debt on terms unfavorable to us or that we are unable to repay;
—	incur large charges or substantial liabilities;
—	encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and
—	become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

Any of these risks could harm our business and operating results.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our success and future growth depends to a significant degree on the skills and continued services of our management team, especially Zachary Nelson, our President and CEO, and Evan M. Goldberg, our Chief Technology Officer and Chairman of the Board. We do not maintain key man insurance on any members of our management team, including Messrs. Nelson and Goldberg. Our future success also depends on our ability to attract, retain and motivate highly skilled technical, managerial, sales, marketing and service and support personnel, including members of our management team. Competition for sales, marketing and technology development personnel is particularly intense in the software and technology industries. As a result, we may be unable to successfully attract or retain qualified personnel. Our inability to attract and retain the necessary personnel could harm our business.

Risks Related to Ownership of our Common Stock

Lawrence J. Ellison or members of his family, and related entities, beneficially own a majority of our outstanding shares of common stock, which may limit your ability to influence or control certain of our corporate actions. This concentration of ownership may also reduce the market price of our common stock and impair a takeover attempt of us.

Entities beneficially owned by Lawrence J. Ellison hold an aggregate of approximately 52.5% of our common stock as of March 31, 2009. Further, Mr. Ellison, his family members, trusts for their benefit, and related entities together beneficially own an aggregate of approximately 63.6% of our common stock as of that date. Mr. Ellison is able to exercise control over approval of significant corporate transactions, including a change of control or liquidation. In addition, if the voting restrictions that apply to NetSuite Restricted Holdings LLC, the investment entity to which Mr. Ellison has transferred his shares, lapse or are amended,

Mr. Ellison will be able to exercise control over additional corporate matters, including elections of our directors. So long as Mr. Ellison continues to be either an officer or director of Oracle, these voting restrictions cannot be changed without the approval of an independent committee of Oracle’s board of directors. Mr. Ellison’s interests and investment objectives may differ from our other stockholders. Mr. Ellison is also the CEO, a principal stockholder and a director of Oracle Corporation. Oracle supplies us with database software on which we rely to provide our service and is also a potential competitor of ours.

Our Board of Directors adopted resolutions which renounce and provide for a waiver of the corporate opportunity doctrine as it relates to Mr. Ellison. As a result, Mr. Ellison will have no fiduciary duty to present corporate opportunities to us. In addition, Mr. Ellison’s indirect majority interest in us could discourage potential acquirers or result in a delay or prevention of a change in control of our company or other significant corporate transactions, even if a transaction of that sort would be beneficial to our other stockholders or in our best interest.

Our failure to raise additional capital or generate the cash flows necessary to expand our operations and invest in our application services could reduce our ability to compete successfully.

We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

—	develop or enhance our application and services;
—	continue to expand our product development, sales and marketing organizations;
—	acquire complementary technologies, products or businesses;
—	expand operations, in the United States or internationally;
—	hire, train and retain employees; or
—	respond to competitive pressures or unanticipated working capital requirements.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell or otherwise dispose of, or indicate an intention to sell or dispose of, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. As of March 31, 2009, we have a total of 61.8 million shares of our common stock outstanding. Although shares that are held by NetSuite Restricted Holdings LLC are subject to certain restrictions on disposition and a portion of the remaining shares are subject to our Insider Trading Compliance Policy during certain periods of each quarter, substantially all of the shares held by parties other than NetSuite Restricted Holdings LLC, representing 47.5% of our outstanding shares, are freely tradable, subject to our quarterly black-out periods that apply to shares held by our directors, officers, employees and consultants. If a significant number of these shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. Our corporate governance documents include provisions:

—	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;
—	limiting the liability of, and providing indemnification to, our directors and officers;
—	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;
—	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors;
—	controlling the procedures for the conduct and scheduling of board and stockholder meetings;
—	providing the Board of Directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;
—	limiting the determination of the number of directors on our board and the filling of vacancies or newly created seats on the board to our board of directors then in office; and
—	providing that directors may be removed by stockholders only for cause.

These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Under Section 203, our majority stockholder, which is beneficially owned by Lawrence J. Ellison, and our current stockholders associated with members of Mr. Ellison’s family are not subject to the prohibition from engaging in such business combinations.

Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

THE OFFER

1.	Eligibility.

You are an “Eligible Employee” if you are an active employee of NetSuite, located in the United States, Australia, Canada, Hong Kong, Japan, Singapore or the United Kingdom, as of the date of this offer and you remain employed by NetSuite or a successor entity through the Cancellation Date and the New Award Grant Date. The non-employee members of our board of directors may not participate in this offer. Our directors and Executive Officers are listed on Schedule A of this Offer to Exchange.

To receive a grant of Restricted Stock Units or New Options, as applicable, you must remain employed by NetSuite or a successor entity through the New Award Grant Date. If you do not remain employed by NetSuite or a successor entity through the New Award Grant Date, you will keep your current Eligible Options and they will be treated in accordance with their terms and conditions. If we do not extend the offer, the New Award Grant Date is expected to be June 19, 2009. If you are a U.S. employee, your employment with NetSuite will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice. In order to continue to vest in your Restricted Stock Units or New Options, as applicable, you must remain an employee or other service provider through each relevant vesting date.

2.	Number of Restricted Stock Units or New Options; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for exchange certain outstanding, unexercised options granted under the Plans that are held by Eligible Employees and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer and be options granted under one of the Plans with an exercise price per share greater than or equal to $13.11. For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.

Participation in this offer is completely voluntary. You may choose which of your Eligible Option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. We are not otherwise accepting partial tenders of option grants. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange certain of your Eligible Options, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:

—	Your first option grant covering the entire remaining portion of 300 shares,

—	Your second option grant covering 1,000 shares,

—	Your third option grant covering 2,000 shares,

—	Two of your three option grants,

—	All three of your option grants, or

—	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

Eligible Options exchanged for Restricted Stock Units.

For all Eligible Employees, other than our Executive Officers, subject to the terms of this offer and upon our acceptance of your properly tendered Eligible Options, your Exchanged Options will be exchanged for Restricted Stock Units at an exchange ratio of point five (.5) Restricted Stock Units for every one (1) Exchanged Option you tender pursuant to this offer.

For purposes of this offer, including the exchange ratio, the term “Restricted Stock Unit” generally refers to a right to receive one (1) share of our common stock upon vesting. For purposes of applying the exchange ratio, fractional Restricted Stock Units will be rounded to the nearest whole Restricted Stock Unit on a grant by grant basis (with fractional Restricted Stock Units greater than or equal to point five (.5) rounded up to the nearest whole Restricted Stock Unit and fractional Restricted Stock Units less than point five (.5) rounded down to the nearest whole Restricted Stock Unit).

Example:  If you exchange 1,000 Eligible Options, you will receive 500 Restricted Stock Units.

All Restricted Stock Units will be subject to the terms of our 2007 Equity Incentive Plan, and to a restricted stock unit agreement entered into between you and NetSuite. The current form of restricted stock unit agreement under the 2007 Equity Incentive Plan is incorporated by reference as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed. If you are an employee outside the U.S., you may receive a different restricted stock unit agreement to comply or facilitate compliance with local law; in addition, any specific terms for your country of residence will be set forth in an appendix to such agreement.

The Expiration Date for this offer will be 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the Expiration Date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

Eligible Options exchanged for New Options.

If you are an Executive Officer, each Exchanged Option to purchase one (1) share of our common stock will be replaced with a New Option to purchase a number of shares of our common stock equal to (a) the number of options you exchange multiplied by (b) an exchange ratio based on the exercise price of the Exchanged Option as follows:

Per Share Exercise Price of Eligible Option*	Exchange Ratio
$14.50	0.88
$17.25	0.83
$26.00	0.64
* All Eligible Options held by Executive Officers were issued at one of the three exercise prices listed in this table.

For purposes of this offer, including the exchange ratio, the term “New Option” generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratio, fractional New Options will be rounded to the nearest whole New Option on a grant by grant basis (with fractional New Options greater than or equal to point five (.5) rounded up to the nearest whole New Option and fractional New Options less than point five (.5) rounded down to the nearest whole New Option).

The exchange ratios separately apply to each grant of options. This means that the various Eligible Options you hold may be subject to different exchange ratios.

Examples

—	If you exchange an option covering 1,000 shares with an exercise price of $14.50, on the award grant date you will receive a New Option exercisable for 880 shares.

—	If you exchange an option covering 1,000 shares with an exercise price of $17.25, on the award grant date you will receive a New Option exercisable for 830 shares.

—	If you exchange an option covering 1,000 shares with an exercise price of $26.00, on the award grant date you will receive a New Option exercisable for 640 shares.

All New Options will be subject to the terms of our 2007 Equity Incentive Plan, and to an option agreement entered into between you and NetSuite. The current form of option agreement under the Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. If you are an employee outside the U.S., you may receive a different option agreement to comply or facilitate compliance with local law.

The Expiration Date for this offer will be 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the Expiration Date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

One of the purposes of the Offer is to restore the original incentive that we intended when we granted the Eligible Options and to provide Eligible Employees with an award that over time may have a greater potential to increase in value. Executive Officers have a greater impact on, and a greater ability to influence, the performance of the Company. We wanted to ensure that Executive Officers only would benefit from the replacement awards if the value of the Company’s common stock increased from the New Award Grant Date. The New Options will be granted with an exercise price equal to the fair market value of our common stock on the New Award Grant Date and, therefore, will not have any built-in value on that date and thus the Executive Officers only will benefit economically if our common stock price increases following the grant date and the Executive Officers vest in their awards. If we granted Executive Officers Restricted Stock Units, the awards would have built-in value on the date of grant and the Executive Officers could benefit economically from these awards even if the price of our common stock declines from the New Award Grant Date, subject only to continued service through the applicable vesting dates.

We are not adverse to granting our Executive Officers restricted stock units, as it has been our practice to grant Executive Officers a mixture of restricted stock units and options as part of their overall compensation packages. In structuring the terms of the Offer for Executive Officers, we wanted to preserve the mixture of options and restricted stock units and replacing the Eligible Options of Executive Officers with Restricted Stock Units would have disrupted our desired balance between awards of stock options and restricted stock units. In contrast, we now weight grants to non-Executive Officer employees more heavily towards restricted stock units because the non-Executive Officer employees have less ability to influence the price of our common stock. We want to use awards that retain value even if our common stock does not perform well, and we feel this is a more efficient use of our plan share reserve than granting stock options to all non-Executive Officer employees.

3.	Purpose of the offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and non-employee stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available talent and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own Restricted Stock Units or New Options that over time may have greater potential to increase in value. Further, Restricted Stock Units have a greater retention value because they are more certain to provide a return than the underwater options.

We chose to make this offer instead of simply granting more options for a number of reasons. This offer is designed to decrease our option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The exchange ratio used in this offer is designed to help accomplish this goal. Further, NetSuite does not have authority to grant a sufficient number of stock options to make grants to employees that would achieve the same benefits to employees and stockholders that this program does, while allowing NetSuite to maintain the flexibility it needs to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

—	Any extraordinary transaction, such as a merger, reorganization or liquidation involving NetSuite;

—	Any purchase, sale or transfer of a material amount of our assets;

—	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

—	Any other material change in our corporate structure or business;

—	Our common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

—	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

—	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

—	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

—	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In considering whether to participate in this offer, please be aware that we are currently considering expanding the number of directors on the board by one (1), which would result in the appointment of a new director. The specifics of such appointment of a new director, if any, will be set forth in a Current Report on a Form 8-K filing with the SEC.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. To participate in this offer, you must do the following before 9:00 p.m., Pacific Time, on June 19, 2009:

If you are an Eligible Employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the website for this offer, which is located at https://netsuite-exchange.equitybenefits.com (the “offer website”). If you wish to participate in this offer, you must access the offer website and click on the “Make an Election” tab. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold:

—	the grant date indicated for the Eligible Option on the applicable option agreement;

—	the current exercise price per share in effect for the Eligible Option;

—	the number of shares of the Company’s common stock exchangeable under the Eligible Option; and

—	the election alternatives available to you.

You will need to check the appropriate box next to each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of this offer or retain your Eligible Options under their current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Print Confirmation page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you will have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Benedikte Ytting at the Company via hand delivery or facsimile at (650) 539-5842 before 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. To obtain a paper election form, please contact your local Human Resources Representative at the appropriate e-mail address below or Benedikte Ytting at (650) 627-1264 or stockadmin@netsuite.com:

OptionExchange.US@netsuite.com

OptionExchange.UK@netsuite.com

OptionExchange.Canada@Netsuite.com

OptionExchange.Singapore@netsuite.com

OptionExchange.Japan@netsuite.com

OptionExchange.Australia@netsuite.com

OptionExchange.HongKong@netsuite.com

You must complete the election process (whether electronically or in paper form) in the foregoing manner before 9:00 p.m., Pacific Time, on June 19, 2009, unless the offer is extended. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer.

If you participate in this offer, you may exchange some or all of your Eligible Options. To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will make available to you on the offer website a summary of your outstanding Eligible Options.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on June 19, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after the new Expiration Date. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date.

The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received electronically or in paper form to Benedikte Ytting by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election form (or paper election form) by e-mail within two (2) U.S. business days of the receipt of your electronic election form (or paper election form). If you have not received an e-mail confirmation, you must confirm that we have received your electronic election form (or paper election form). Responses may be submitted only electronically via the offer website or in paper form via hand delivery or facsimile to Benedikte Ytting. Responses submitted by any other means are not permitted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept, as determined by the Company in its sole discretion. For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the Election Form or any of the related documents, the Company has the right to reject your Election Form. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be June 19, 2009.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered Eligible Options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the Election Form or any of the related documents, the Company has the right to reject your Election Form. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between NetSuite and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may change your election with respect to your Eligible Options only in accordance with the provisions of this section.

You may change your election with respect to your Eligible Options at any time before the Expiration Date, which is expected to be 9:00 p.m., Pacific Time, on June 19, 2009. If we extend the offer, you may change your election at any time until the extended Expiration Date.

In addition, although we intend to accept all validly tendered Eligible Options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on July 20, 2009, you may withdraw your tendered options at any time thereafter.

If you wish to change your election to participate in this offer, you must access the offer website at https://netsuite-exchange.equitybenefits.com and complete a new electronic election form before 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. If you are not able to submit a new electronic election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new election form and return it to Benedikte Ytting at the Company via hand delivery or facsimile at (650) 539-5842 before 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. To obtain a paper election form, please contact your local Human Resources Representative at the appropriate e-mail address below or Benedikte Ytting at (650) 627-1264 or stockadmin@netsuite.com:

OptionExchange.US@netsuite.com

OptionExchange.UK@netsuite.com

OptionExchange.Canada@Netsuite.com

OptionExchange.Singapore@netsuite.com

OptionExchange.Japan@netsuite.com

OptionExchange.Australia@netsuite.com

OptionExchange.HongKong@netsuite.com

If you submit an election form declining the offer and you later decide that you would like to exchange your Eligible Options for Restricted Stock Units or, in the case of our Executive Officers, New Options, you may elect to participate at any time before the Expiration Date by submitting a new properly completed electronic election form (or paper election form) accepting the offer, and by following the procedures described in Section 4 of this Offer to Exchange. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic election form (or paper election form), nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the electronic election form (or paper election form). Our determination of these matters will be final and binding.

The delivery of all documents, including any electronic election forms (or paper election forms), is at your risk. Only documents that are complete, signed and actually received electronically or in paper form to Benedikte Ytting by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election form (or paper election form) by e-mail within two (2) U.S. business days of the receipt of your electronic election form (or paper election form). If you have not received an e-mail confirmation, you must confirm that we have received your electronic election form (or paper election form). Responses may be submitted only electronically via the offer website or in paper form via hand delivery or facsimile to Benedikte Ytting. Responses submitted by any other means are not permitted.

6.	Acceptance of options for exchange and issuance of Restricted Stock Units and New Options.

Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you will no longer have any rights with respect to those options. In addition, as discussed in Sections 9 and 14 of this Offer to Exchange, if you are an Executive Officer and receive New Options, your New Options will be treated as nonstatuory stock options for U.S. tax purposes as a result of the exchange, regardless of whether your Eligible Options were incentive stock options or nonstatutory stock options for U.S. tax purposes. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the Cancellation Date, which we anticipate to be June 19, 2009.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that are not validly withdrawn.

We will grant the Restricted Stock Units and New Options on the New Award Grant Date. We expect the New Award Grant Date to be June 19, 2009. All Restricted Stock Units and New Options will be granted under our 2007 Equity Incentive Plan and will be subject to a restricted stock unit agreement (including any country-specific terms in an appendix to such agreement) or an option agreement, as applicable, between you and NetSuite. The number of Restricted Stock Units or New Options you will receive will be determined in accordance with the exchange ratio described in Section 2 of this Offer to Exchange. After the Expiration Date, we will send you your restricted stock unit agreement or option agreement, as applicable. You will receive the shares subject to the Restricted Stock Units when and if your Restricted Stock Units vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange. You will be able to exercise your vested New Options when and if your New Options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

—

There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

—

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

—	There will have occurred:

–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

–

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

–	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

–

the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

–	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

—

A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

–

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

–	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

–

any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of Eligible Options;

—

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

—	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

—

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

—

Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to NetSuite.

If any of the above events occur, we may:

—	Terminate this offer and promptly return all tendered Eligible Options to tendering holders;

—	Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended exchange offer expires;

—	Amend the terms of this offer; or

—	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The NetSuite common stock that underlies your options is traded on the New York Stock Exchange under the symbol “N.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ended December 31, 2007
4th Quarter (from December 20, 2007)	$45.98	$23.86
Fiscal Year Ended December 31, 2008
1st Quarter	$40.34	$18.31
2nd Quarter	$24.39	$17.33
3rd Quarter	$20.50	$15.04
4th Quarter	$18.02	$5.43
Fiscal Year Ending December 31, 2009
1st Quarter	$12.44	$6.74
2nd Quarter (through May 20, 2009)	$14.40	$10.18

On May 20, 2009, the last reported sale price of our common stock, as reported by the New York Stock Exchange, was $12.01 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of Restricted Stock Units and New Options.

Consideration.

We will issue Restricted Stock Units or, in the case of our Executive Officers, New Options in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive Restricted Stock Units or, in the case of our Executive Officers, New Options based on the exchange ratio described in Section 2 of this Offer to Exchange. For purposes of applying this ratio, fractional Restricted Stock Units and New Options will be rounded to the nearest whole Restricted Stock Unit or New Option, respectively, on a grant by grant basis (with fractional Restricted Stock Units and New Options greater than or equal to point five (.5) rounded up to the nearest whole Restricted Stock Unit or New Option, respectively, and fractional Restricted Stock Units and New Options less than point five (.5) rounded down to the nearest whole Restricted Stock Unit or New Option, respectively). In addition, Restricted Stock Units and New Options will be unvested as of the New Award Grant Date and be subject to new vesting schedules as described below under “Vesting and Exercisability”, with the limited exception that Restricted Stock Units granted to Eligible Employees in Canada will be vested upon the New Award Grant Date to the extent necessary to cover taxes due upon the exchange (please refer to Schedule D to this Offer to Exchange for more details).

If we receive and accept tenders from Eligible Employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant Restricted Stock Units covering a total of approximately 709,429 shares of our common stock and New Options to purchase a total of approximately 547,660 shares of our common stock, or approximately 1.15% and 0.88%, respectively, of the total shares of our common stock outstanding as of May 20, 2009.

General terms of Restricted Stock Units and New Options.

Restricted Stock Units will be granted under our 2007 Equity Incentive Plan. All Restricted Stock Units will be subject to the terms of the 2007 Equity Incentive Plan and to a restricted stock unit agreement (including any country-specific terms in an appendix to such agreement) between you and NetSuite. Restricted Stock Units are a different type of equity award than stock options and therefore, the terms and conditions of the Restricted Stock Units will vary from the terms and conditions of the options that you tendered for exchange. In addition, the vesting schedule of your Restricted Stock Units will be different from the vesting schedule of your Exchanged Option. Furthermore, if you are an employee outside the U.S., you should carefully review the schedule for your country of residence in Schedules C through H attached to this offer to determine whether different terms will apply to your Restricted Stock Units.

New Options will be granted under our 2007 Equity Incentive Plan. All New Options will be subject to the terms of the 2007 Equity Incentive Plan and to an option agreement between you and NetSuite. The terms and conditions of the New Options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that your New Options will be classified for U.S. tax purposes as nonstatutory stock options even if your Exchanged Options were incentive stock options and will have a new vesting schedule. The maximum term of your New Options will be the same remaining term as your Exchanged Option, rounded up to the nearest number of months.

The following description summarizes the material terms of our 2007 Equity Incentive Plan. Our statements in this Offer to Exchange concerning the 2007 Equity Incentive Plan and the Restricted Stock Units and New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2007 Equity Incentive Plan, the form of restricted stock unit agreement, and the form of option agreement under the 2007 Equity Incentive Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, California 94403, Attention: Benedikte Ytting (telephone: (650) 627-1264), to receive a copy of the 2007 Equity Incentive Plan, the form of restricted stock unit agreement, or the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Plans.

Our 2007 Equity Incentive Plan permits the granting of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares. As of May 20, 2009, the maximum number of common shares subject to options currently outstanding under our 2007 Equity Incentive Plan was approximately 2,479,207 shares. As of May 20, 2009, the maximum number of shares available for future issuance under the 2007 Equity Incentive Plan was 2,903,981. Our 2007 Equity Incentive Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of our 2007 Equity Incentive Plan, the administrator has the power to determine the terms, conditions, and restrictions of the restricted stock units and options granted, including the number of restricted stock units and options and the vesting schedule.

Our 1999 Stock Plan permitted the granting of incentive stock options, nonstatutory stock options and stock purchase rights. As of May 20, 2009, the number of shares of common stock subject to options and stock purchase rights currently outstanding under our 1999 Stock Plan is 6,202,879 shares. The 1999 Stock Plan is no longer in effect.

Purchase price.

The purchase price, if any, of a restricted stock unit granted under the 2007 Equity Incentive Plan generally is determined by the administrator. For purposes of this offer, the purchase price of a restricted stock unit will be the par value of our common shares, which is equal to $0.01 per share; and the par value will be deemed paid by your past services rendered to NetSuite. As a result, you do not have to make any cash payment to NetSuite to receive your restricted stock units or the common stock upon vesting.

Exercise price.

The exercise price of an option granted under our 2007 Equity Incentive Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant.

Vesting and Exercisability.

The vesting applicable to a restricted stock unit or an option granted under our 2007 Equity Incentive Plan generally is determined by the administrator in accordance with the terms of our 2007 Equity Incentive Plan. The Restricted Stock Units and New Options will be unvested as of the New Award Grant Date and be subject to new vesting schedules, with the limited exception that Restricted Stock Units granted to Eligible Employees in Canada will be vested upon the New Award Grant Date to the extent necessary to cover taxes due upon the exchange (please refer to Schedule D to this Offer to Exchange for more details). Vesting on any date is subject to your continued service to NetSuite through each relevant vesting date. The Restricted Stock Units and New Options will require a minimum period of two (2) years of continued service for full vesting of the award, even if the Eligible Option you surrendered in exchange for the Restricted Stock Units or New Options were fully vested. The Restricted Stock Units and New Options will vest quarterly with the first vesting date to occur on August 20, 2009 and quarterly thereafter, with the limited exception that Restricted Stock Units granted to Eligible Employees in Canada will be vested upon the New Award Grant Date to the extent necessary to cover taxes due upon the exchange. The length of the vesting schedule applicable to each Restricted Stock Unit or New Option will depend on when the Eligible Option you exchange was originally granted to you as follows:

Grant Date of Eligible Option	Vesting Term of Restricted Stock Units or New Options
4/11/07	2 years
6/28/07	2 years
11/28/07	2.25 years
12/12/07	2.5 years
12/19/07	2.5 years
4/4/08	2.5 years
5/15/08	2.75 years
8/15/08	3 years
11/14/08	3.5 years

Restricted Stock Units that do not vest will be forfeited to NetSuite at no cost to NetSuite.

We will make minor modifications to the vesting schedule of any Restricted Stock Unit and New Option awards to eliminate fractional vesting (such that a whole number of Restricted Stock Units and New Options will vest on each vesting date); this will be done by rounding down to the nearest whole number of shares that will vest on each vesting date and vesting the sum of the fractional shares (a whole number) on the last vesting date of the vesting schedule, subject to your continued service with us through such date.

Form of payout.

Restricted Stock Units granted under this offer and subsequently earned by a recipient will be paid out in shares of our common stock. We will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement.

Adjustments upon certain events.

Events occurring before the New Award Grant Date. Although we are not anticipating any merger or acquisition of NetSuite, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if NetSuite is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no Restricted Stock Units or New Options in exchange for them. If NetSuite is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the Restricted Stock Units or New Options, including any adjustments to the exercise price and number of shares that will be subject to the Restricted Stock Units or New Options. Under such circumstances, the type of security and the number of shares covered by your Restricted Stock Units or New Options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive Restricted Stock Units or New Options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the Restricted Stock Units or New Options if no acquisition had occurred.

If we are acquired by or merge with another company, your cancelled options might be worth more than the Restricted Stock Units or New Options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the New Award Grant Date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any Restricted Stock Units or New Options or other benefit for your tendered options.

Events occurring after the New Award Grant Date. In the event of a subdivision of our outstanding common stock, a declaration of a dividend payable in our common stock or a combination or consolidation of our outstanding common stock (by reclassification or otherwise) into a lesser number of shares of common stock, after the New Award Grant Date, corresponding adjustments shall automatically be made to the number and exercise price of shares subject to each Restricted Stock Unit or New Option.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding awards will terminate immediately before the consummation of the dissolution or liquidation.

Our Plans provides that if we merge or if our property or stock is acquired by another corporation, each outstanding award will generally not accelerate vesting unless the surviving corporation does not assume the award or replace it with a comparable award. If the surviving corporation does not assume the award or replace it with a comparable award, then vesting will accelerate as to all of the shares of common stock subject to such award, and with respect to options, the administrator will notify the holder that the option will be exercisable for a period of time determined by the administrator (fifteen (15) days under the 1999 Stock Plan), and will terminate upon expiration of such period.

Transferability of Restricted Stock Units and New Options.

Restricted Stock Units and New Options generally may not be transferred, other than by will or by the laws of descent and distribution, unless the administrator indicates otherwise in your restricted stock unit or option agreement.

Registration and sale of shares underlying Restricted Stock Units and New Options.

All of the shares of NetSuite common stock issuable upon vesting of Restricted Stock Units or exercise of New Options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of NetSuite for purposes of the Securities Act, you will be able to sell the shares issuable upon vesting of Restricted Stock Units or upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the Restricted Stock Units, New Options and Exchanged Options, as well as the consequences of accepting or rejecting this offer. If you are an employee residing outside the U.S., you should refer to Section 15 and Schedules C through H attached to this Offer to Exchange for a discussion of the tax consequences of your participation in the offer and the Restricted Stock Units, New Options and Exchanged Options. If you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning NetSuite.

Our principal executive offices are located at 2955 Campus Drive, Suite 100, San Mateo, California 94403, and our telephone number is (650) 627-1000. Questions regarding this option exchange should be directed to your local Human Resources Representative at the appropriate e-mail address below:

OptionExchange.US@netsuite.com

OptionExchange.UK@netsuite.com

OptionExchange.Canada@Netsuite.com

OptionExchange.Singapore@netsuite.com

OptionExchange.Japan@netsuite.com

OptionExchange.Australia@netsuite.com

OptionExchange.HongKong@netsuite.com

We are a leading vendor of on-demand, integrated business management application suites that include Accounting / Enterprise Resource Planning, or ERP, Customer Relationship Management, or CRM, and Ecommerce software for small and medium-sized businesses and divisions of large companies. We enable customers to manage their critical back-office, front-office and web operations in a single application. Our suite serves as a single system for running business operations and is targeted at small and medium-sized businesses, or SMBs, as well as divisions of large companies. Our suite is designed to be affordable and easy to use, while delivering functionality and levels of reliability, scalability and security that have typically only been available to large enterprises with substantial information technology resources. We deliver our suite over the Internet as a subscription service using the software-as-a-service or on-demand model.

The financial information included in our quarterly report on Form 10-Q for the quarter ended March 31, 2009 and our annual report on Form 10-K for the fiscal year ended December 31, 2008 is incorporated herein by reference. Please see Section 18 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $1.78 on March 31, 2009 (calculated using the book value as of March 31, 2009, divided by the number of outstanding shares of our common stock as of March 31, 2009).

We had net losses for the years ended December 31, 2008 and December 31, 2007, and for the three months ended March 31, 2009 and March 31, 2008; therefore, the calculation of our ratio of earnings to fixed charges for such periods is not applicable.

11.	Interests of directors and Executive Officers; transactions and arrangements concerning the options.

A list of our Executive Officers and directors is attached to this Offer to Exchange as Schedule A. The non-employee members of our board of directors may not participate in this offer. As of May 20, 2009, our Executive Officers and directors (10 persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 2,806,048 of our shares, which represented approximately 32.3% of the shares subject to all options outstanding under our Plans as of that date.

The following tables below set forth the beneficial ownership of each of our Executive Officers and directors of options under the Plans outstanding as of May 20, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the NetSuite Inc. 2007 Equity Incentive Plan and 1999 Stock Plan, which was 8,682,086 as of May 20, 2009. As noted on the table, the non-employee members of our board of directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under our 2007 Equity Incentive Plan and 1999 Stock Plan	Percentage of Total Outstanding Options Under our 2007 Equity Incentive Plan and 1999 Stock Plan
Zachary Nelson	President, Chief Executive Officer and Director	584,291	6.7%
Evan M. Goldberg	Chief Technology Officer and Chairman of the Board	1,443,347	16.6
James McGeever	Chief Financial Officer	220,031	2.5
Timothy Dilley	Executive Vice President, Worldwide Services and Chief Customer Officer	195,001	2.2
James Ramsey	Senior Vice President, Worldwide Sales and Distribution	147,176	1.7
Douglas P. Solomon	Senior Vice President, General Counsel and Secretary	53,037	* *
William L. Beane III*	Director	43,381	* *
Deborah A. Farrington*	Director	44,892	* *
Catherine R. Kinney*	Director	30,000	* *
Kevin B. Thompson*	Director	44,892	* *

*	Not eligible to participate in the offer.
**	Less than 1%.

Neither we, nor any of our directors or Executive Officers, nor any affiliates of ours were engaged in transactions involving options to purchase our common stock during the sixty (60) days before and including the commencement of this offer other than the following:

On March 23, 2009, Evan M. Goldberg sold 1,000 shares of common stock at a weighted average price per share of $10.937 pursuant to a Rule 10b5-1 trading plan. On March 30, 2009, Mr. Goldberg sold 1,000 shares of common stock at a weighted average price per share of $11.089 pursuant to a Rule 10b5-1 trading plan. On April 6, 2009, Mr. Goldberg sold 1,000 shares of common stock at a weighted average price per share of $12.131 pursuant to a Rule 10b5-1 trading plan. On April 13, 2009, Mr. Goldberg sold 1,000 shares of common stock at a weighted average price per share of $11.597 pursuant to a Rule 10b5-1 trading plan. On April 20, 2009, Mr. Goldberg sold 1,000 shares of common stock at a weighted average price per share of $11.8382 pursuant to a Rule 10b5-1 trading plan. On April 27, 2009, Mr. Goldberg sold 1,000 shares of common stock at a weighted average price per share of $11.765 pursuant to a Rule 10b5-1 trading plan. On May 4, 2009, Mr. Goldberg sold 1,000 shares of common stock at a weighted average price per share of $13.989 pursuant to a Rule 10b5-1 trading plan. On May 11, 2009, Mr. Goldberg sold 1,000 shares of common stock at a weighted average price per share of $10.3112 pursuant to a Rule 10b5-1 trading plan. On May 15, 2009, Mr. Goldberg had 1,118 shares of common stock withheld to satisfy the tax withholding obligation in connection with the vesting of restricted stock units. On May 18, 2009, Mr. Goldberg sold 1,000 shares of common stock at a weighted average price per share of $10.8325 pursuant to a Rule 10b5-1 trading plan.

On March 27, 2009, Catherine R. Kinney was granted an option to purchase 30,000 shares of common stock at an exercise price of $11.52 upon her appointment to the Board of Directors.

On May 15, 2009, Zachary Nelson had 2,145 shares of common stock withheld to satisfy the tax withholding obligation in connection with the vesting of restricted stock units. On May 19, 2009, Mr. Nelson sold 2,543 shares of common stock at a weighted average price per share of $11.5079 pursuant to a Rule 10b5-1 trading plan. On May 20, 2009, Mr. Nelson sold 50,000 shares of common stock at $12.00 per share pursuant to a Rule 10b5-1 trading plan.

On May 15, 2009, James McGeever had 671 shares of common stock withheld to satisfy the tax withholding obligation in connection with the vesting of restricted stock units.

On May 15, 2009, Timothy Dilley had 447 shares of common stock withheld to satisfy the tax withholding obligation in connection with the vesting of restricted stock units.

On May 15, 2009, James Ramsey had 559 shares of common stock withheld to satisfy the tax withholding obligation in connection with the vesting of restricted stock units.

On May 15, 2009, Douglas P. Solomon had 336 shares of common stock withheld to satisfy the tax withholding obligation in connection with the vesting of restricted stock units.

On May 19, 2009, William L. Beane III was granted an option to purchase 6,756 shares of common stock at an exercise price of $11.80 and awarded 4,238 restricted stock units for service on the Board of Directors.

On May 19, 2009, Deborah A. Farrington was granted an option to purchase 6,756 shares of common stock at an exercise price of $11.80 and awarded 4,238 restricted stock units or service on the Board of Directors.

On May 19, 2009, Kevin B. Thompson was granted an option to purchase 6,756 shares of common stock at an exercise price of $11.80 and awarded 4,238 restricted stock units for service on the Board of Directors.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares under the 2007 Equity Incentive Plan. To the extent shares returning to the 2007 Equity Incentive Plan are not fully reserved for issuance upon vesting of the Restricted Stock Units or exercise of the New Options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible Plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the Restricted Stock Units and New Options have a greater value than the Exchanged Options they replace.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of Restricted Stock Units and New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NYSE listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the U.S. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue Restricted Stock Units and New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting Restricted Stock Units or New Options or required to obtain a license or regulatory permit or make any other filing before granting Restricted Stock Units or New Options on the New Award Grant Date, we will not grant any Restricted Stock Units or New Options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Award Grant Date we will not grant any Restricted Stock Units or New Options and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Restricted Stock Units.

All Eligible Employees, other than our Executive Officers, whose outstanding Eligible Options are exchanged for Restricted Stock Units under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

Under current law, you generally will not realize taxable income upon the grant of a restricted stock unit. However, you will recognize ordinary income as the shares subject to the restricted stock units vest and no longer can be forfeited and we deliver the shares to you, at which time NetSuite also generally will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares, less the amount, if any, you paid for the shares. With regard to the shares issued pursuant to the Restricted Stock Units granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than one (1) year are subject to long-term capital gain or loss, while shares held one (1) year or less are subject to short-term capital gain or loss.

You also should note that if your Restricted Stock Units constitute “deferred compensation” within the meaning of Internal Revenue Code Section 409A and the regulations and guidance thereunder (“Section 409A”) and (1) the vesting of all or a portion of your Restricted Stock Units are accelerated in connection with your separation from service with us, and (2) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your Restricted Stock Units award may need to be delayed by six (6) months in order to allow you to avoid the imposition of additional taxation under Section 409A.

New Options.

Executive Officers whose outstanding Eligible Options are exchanged for New Options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The New Options will be classified for U.S. tax purposes as nonstatutory stock options, even if the Exchanged Options which they replace were classified as incentive stock options.

If this offer is open for thirty (30) days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified, which will be considered a new grant date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the New Award Grant Date (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below. For tax consequences relating to not exchanging Eligible Options that are classified for U.S. tax purposes as nonstatutory stock options, please see the information below.

We recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences and any non-U.S. tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Stock Options.

If you participate in this offer, your Eligible Options will be exchanged for Restricted Stock Units or New Options, as applicable. So that you are able to compare the tax consequences of new Restricted Stock Units to that of your Eligible Options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

—	more than two (2) years after the date the incentive stock option was granted (the New Award Grant Date); and

—	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

15.          Material income tax consequences and certain other considerations for employees who reside outside the U.S.

Attached as Schedules C through H to this Offer to Exchange are short summaries of the general tax consequences of the offer in countries other than the U.S. where residents are eligible to participate in the offer. If you are subject to the tax laws in any of these countries, please refer to the appropriate country schedule in Schedules C through H for information regarding the tax and social security consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

If you are subject to tax in more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult your own tax advisor to discuss these consequences.

16.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled Expiration Date but before the actual Expiration Date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

2.	Our annual report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009;

3.	Our definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on April 13, 2009;

4.	Our current report on Form 8-K filed with the SEC on February 11, 2009;

5.	Our current report on Form 8-K filed with the SEC on March 11, 2009;

6.	Our current report on Form 8-K filed with the SEC on March 31, 2009; and

7.

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 5, 2007, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, California 94403, Attention: Benedikte Ytting or telephoning Benedikte Ytting at (650) 627-1264.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.	Financial statements.

The financial information included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial statements for our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2009 and our Annual Report on Form 10-K for our fiscal year ended December 31, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.

20.	Miscellaneous.

We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

NetSuite Inc.

May 22, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF NETSUITE INC.

The Executive Officers and directors of NetSuite Inc. are set forth in the following table:

Name	Position and Offices Held

Zachary Nelson	President, Chief Executive Officer and Director
Evan M. Goldberg	Chief Technology Officer and Chairman of the Board
James McGeever	Chief Financial Officer
Timothy Dilley	Executive Vice President, Worldwide Services and Chief Customer Officer
James Ramsey	Senior Vice President, Worldwide Sales and Distribution
Douglas P. Solomon	Senior Vice President, General Counsel and Secretary
William L. Beane III*	Director
Deborah A. Farrington*	Director
Catherine R. Kinney*	Director
Kevin B. Thompson*	Director

The address of each Executive Officer and director is: c/o NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, California 94403.

* None of the individuals marked with an asterisk above is eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS

OF NETSUITE INC.

Selected Financial Data

Summary financial information:

	As of and for the year ended		As of and for the year to date
	December 31, 2007	December 31, 2008	March 31, 2009

Current assets	$203,125	$164,061	$158,838
Other assets	15,652	46,273	44,151

Total assets	$218,777	$210,334	$202,989

Current liabilities	$90,999	$90,544	$83,498
Long-term liabilities	15,368	10,403	9,123

Total liabilities	106,367	100,947	92,621

NetSuite Inc. stockholders’ equity	111,080	108,992	110,175
Noncontrolling interest	1,330	395	193

Total equity	112,410	109,387	110,368

Total liabilities and equity	$218,777	$210,334	$202,989

Revenue	$108,541	$152,476	$41,567
Cost of revenue	33,766	48,582	13,035

Gross profit	74,775	103,894	28,532
Operating expenses	98,355	122,263	32,495

Operating loss	$(23,580)	$(18,369)	$(3,963)

Income or loss from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	$(24,520)	$(16,960)	$(3,946)

Net loss	$(24,520)	$(16,960)	$(3,946)

Net loss attributable to NetSuite Inc.	$(23,906)	$(15,864)	$(3,745)

Net loss from continuing operations per common share, basic and diluted	$(2.45)	$(0.26)	$(0.06)

Net loss per common share, basic and diluted attributable to NetSuite Inc. common stockholders	$(2.45)	$(0.26)	$(0.06)

B-1

SCHEDULE C

GUIDE TO TAX & LEGAL ISSUES IN AUSTRALIA

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of Restricted Stock Units for Eligible Employees subject to tax in Australia. This summary is based on the tax laws in effect in Australia as of June 2009. This summary is necessarily general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Restricted Stock Units are granted, the Restricted Stock Units vest or you sell shares acquired upon the settlement of your vested Restricted Stock Units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Further, if you have been resident in different countries at any point since the grant of your Eligible Options or if you become resident in different countries between the grant and vesting of the Restricted Stock Units, the tax information in this supplement may apply differently to you and the tax consequences of participating in the offer may be different and possibly less favorable for you.

You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

IMPORTANT NOTE ON AUSTRALIAN TAX PROPOSALS: The taxation of equity awards, including stock options and restricted stock units, is currently under review by the Australian Government and changes to the taxation of such awards are expected to be enacted shortly by the Australian Parliament. Based on the latest Government proposal, these changes should not impact the Restricted Stock Units as long as they are granted prior to July 1, 2009.

However, it is not yet certain whether the latest proposal will be enacted or whether it will be amended while under review by the Australian Parliament. Accordingly, the tax treatment of the Restricted Stock Units that may be granted to you if you participate in the Offer to Exchange is not entirely certain and, in deciding whether to participate, you are strongly advised to seek appropriate professional advice as to whether the proposed changes will affect you.

Tax Information

Option Exchange

Your acceptance of this offer to exchange Eligible Options for the grant of Restricted Stock Units may give rise to taxation. The exchange will be treated as a disposal of your Eligible Options in exchange for the right to receive the Restricted Stock Units. Therefore, you may be taxed in relation to both of the following:

(1) the “cancellation” of the Eligible Options; and

(2) the grant of the right to receive the Restricted Stock Units.

The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the Eligible Options (an “Election”). The tax treatment of the disposal of the Eligible Options will also depend on whether the disposal is considered a non-arm’s length transaction (as is assumed below) or not. If, however, the Australian taxation authorities take the view that the disposal is an arm’s length transaction, the tax treatment of the disposal of the Eligible Options may be different than described below. Please seek appropriate professional advice as to the Australian taxation consequences in such circumstances.

If You Did Not Make an Election on Your Eligible Options

If you did not make an Election to be taxed at grant under the current law, you may be subject to tax on the market value (throughout this summary, “market value” is as defined under Australian tax law) of the Eligible Options on the Cancellation Date (i.e., the date on which your Eligible Options are exchanged) less the consideration paid to acquire the right (if any) at your marginal rate of tax.

The “market value” of your Eligible Options is the greater of:

(i) the market value of the shares1 that may be acquired by exercising the Eligible Options on the Cancellation Date less the exercise price, and

(ii) the value of the Eligible Options determined in accordance with a statutory formula.

Because the exercise price of the Eligible Options will exceed the market value of the underlying shares as of the Cancellation Date, the market value of the Eligible Options will be determined in accordance with a statutory formula.

The “market value” under the statutory formula is based on the market value of the underlying shares, the exercise price of the Eligible Options and the remaining exercise period. In accordance with the statutory formula, the “market value” of the Eligible Options will be nil where the market value of the underlying shares on the Cancellation Date is less than 50% of the exercise price of the Eligible Options.

1 Pursuant to Australian tax law, the market value of the shares on a given day is determined, is determined as follows:

(a)  if there is at least one transaction on the stock market in the shares in the seven calendar day period up to and including that day - the weighted average of prices at which the shares were traded on the stock market during the seven calendar day period up to and including that day; or

(b)  if there were no transactions on the stock market in the shares during that seven calendar day period:

(i)	the last price at which an offer was made on the stock market in that period to buy the shares; or

(ii)	if no such offer was made - the value of the shares that would be determined for an unlisted share (i.e., a valuation by a qualified person or as approved by the Commissioner of Taxation).

If You Made an Election on Your Eligible Options

If you made an Election to be taxed on grant and your Eligible Options are cancelled, you will be subject to capital gains tax on any capital gain (if any). Your capital gain will be calculated as the difference between the market value of the Eligible Options at the time of the cancellation and the market value of the Eligible Options at the time of the grant. If, at the time of the cancellation of the Eligible Options, you have held the Eligible Options for at least one year prior to the Cancellation Date, you will be subject to capital gains tax on only 50% of your capital gain. If you have not held the Eligible Options for at least one year, you will be subject to capital gains tax on the entire capital gain.

If the market value of the Eligible Options at the time of cancellation is less than the market value of the Eligible Options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wage income).

Important Information on Proposed Changes to Taxation of Employee Share Schemes in Australia

On May 12, 2009, in the Budget for 2009-2010, the Australian Government proposed introducing a new tax regime under which all shares or rights (which would include restricted stock units) granted under an employee share scheme would be subject to tax in the year that they are acquired.

On June 5, 2009, the Australian Government issued a consultation paper and a draft bill which provides further guidance and detail on its May 12, 2009 Budget proposal. The June 5, 2009 draft bill modifies the May 12, 2009 Budget Proposal. If the June 5, 2009 draft bill is enacted by the Australian Parliament as currently drafted, shares or rights granted under an employee share scheme on or after July 1, 2009 will most likely be subject to tax in the year in which the shares or rights are no longer subject to forfeiture. For awards such as restricted stock units, this likely means that taxation will apply when the restricted stock units vest. However, provided that the Restricted Stock Units are granted prior to July 1, 2009 (as is currently expected under the Offer to Exchange), the proposed new tax rules will not apply and the tax treatment of the Restricted Stock Units should be as described below under “Grant of Restricted Stock Units.”

Notwithstanding the foregoing, please note that due to the absence of enacting legislation and the possibility of further amendments to the Government’s proposals on the taxation of employee share schemes, the tax treatment of your Restricted Stock Units and the sale of the underlying shares is not entirely certain at this time. You are strongly advised to seek appropriate professional advice as to whether the proposed measures may affect you.

Grant of Restricted Stock Units

For Australian tax purposes, under current law, the grant of Restricted Stock Units will constitute the acquisition of a qualifying right under an employee share scheme. You will be subject to tax as a result of the grant of the Restricted Stock Units, but the tax consequences depend on whether you make an Election to be taxed in the income year of the grant of the Restricted Stock Units.

If You Make an Election to be Taxed at Grant

If you make an Election to be taxed at grant, you must include an amount in your assessable income in the income year (i.e., the financial year ending 30 June) in which your Eligible Options are cancelled (i.e., when the Restricted Stock Units are granted).

The amount included in your assessable income will be the “market value” of the Restricted Stock Units at the time of receipt less any consideration paid for the acquisition of the Restricted Stock Units (which would include the “market value” of the Eligible Option as of the cancellation date, calculated as discussed above).

Note that if you make the Election to be taxed at grant, the Election will cover all grants including any shares, options, Restricted Stock Units, qualifying rights and qualifying shares (as defined under Australian tax law) in the Company that you acquire pursuant to an employee share plan during the income year.

Note also that if an Election is made, it must be made in your income tax return for the year in which you are granted the Restricted Stock Units. (The Commissioner of Taxation may, in limited circumstances, allow the Election to be made at a later time.)

If you make an Election and you are taxed at grant but your Restricted Stock Units are later lost (e.g., your Restricted Stock Units are forfeited) before vesting, you will be deemed to have never acquired the Restricted Stock Units. Accordingly, you may amend your tax return for the year of grant and obtain a refund of the tax paid.

If you do not make an Election on your Restricted Stock Units

If you do not make an Election to be taxed at grant, then you must include an amount in your assessable income for the income year in which the earliest “cessation time” occurs (in addition to income taxes, this amount is subject to Medicare Levy).

Your cessation time is the earliest of the following:

(i) when you dispose of the Restricted Stock Units (other than by acquiring shares at vesting);

(ii) termination of your employment, unless the termination occurs because the Group is the subject of a qualifying takeover or restructure (the “Group” consists of the Company and its subsidiaries);

(iii) the issuance of shares on the vesting date (where the shares acquired are unrestricted in terms of disposal and there are no conditions that could result in forfeiture of the shares);

(iv) where the shares acquired are subject to disposal restrictions or forfeiture conditions, when the last restriction or condition ceases to have effect;

(v) where there has been a qualifying takeover or restructuring, the time when you dispose of the shares which have been treated as a continuation of the shares acquired upon the vesting of your Restricted Stock Units; or

(vi) the end of the 10 year period following the date of grant of the Restricted Stock Units.

Assessable amount at cessation time

The amount which you must include in your assessable income in the income year in which the cessation time occurs in relation to the Restricted Stock Units will be:

—

if you dispose of the Restricted Stock Units (or the shares acquired upon vesting of the Restricted Stock Units) in an arm’s length transaction at the cessation time or within 30 days after the cessation time - the amount or value of any consideration that you receive on disposal of the Restricted Stock Units (or the shares acquired upon vesting of the Restricted Stock Units) less the amount or value of any consideration paid or given by you for the acquisition of the Restricted Stock Units (which includes the market value of the Eligible Options cancelled on the cancellation date); or

—

in any other case - the market value of the Restricted Stock Units (or the shares acquired upon the vesting of the Restricted Stock Units) at the cessation time less the consideration paid or given to acquire the Restricted Stock Units (which includes the market value of the Eligible Options cancelled on the cancellation date).

Note that if you lose the benefit of the Restricted Stock Units prior to vesting, you may be treated as having never acquired the Restricted Stock Units. Accordingly, you will not be required to include any amount in your assessable income in relation to the acquisition of the Restricted Stock Units. If necessary, you may amend your tax return to exclude an amount previously included in your assessable income in relation to the acquisition of the Restricted Stock Units.

Sale of Shares

When you subsequently sell or otherwise dispose of the shares acquired upon vesting of the Restricted Stock Units, you will be subject to capital gains tax (plus Medicare Levy) unless you dispose of the shares in an arm’s length transaction at the cessation time or within 30 days of the cessation time and where no Election was made (in which case, your tax treatment will be limited to the income tax consequences described above under the heading “Assessable amount at cessation time”).

The assessable capital gain will be:

(i) where you have held the shares for less than one year – the difference between the sale price (where the disposal is an arm’s length transaction) or the market value (where the disposal is a non-arm’s length transaction) and the cost base of the shares; or

(ii) where you have held the shares for at least one year – 50% of the difference between the sale price (where the disposal is an arm’s length transaction) or the market value (where the disposal is a non-arm’s length transaction) and the cost base of the shares acquired (subject to you first applying any prior year or current year capital losses against the full capital gain).

—	If you made an Election, your cost base of the shares will be the market value of the Restricted Stock Units at the time of grant.

—

If you did not make an Election and the cessation time occurs before the Restricted Stock Units vest, the cost base of the shares will be the market value of your Restricted Stock Units at the cessation time.

—	If you did not make an Election and the cessation time occurs when the Restricted Stock Units vest, the cost base of the shares acquired will be the market value of the shares at the cessation time.

If you sell the shares in an arm’s length transaction at a sale price that is less than the cost base of the shares, then a capital loss equal to the difference will be available to offset against same year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wage income).

If the shares are sold in a non-arm’s length transaction, a capital loss will be available only where the market value of the shares is less than the cost base.

Withholding and Reporting

Under current law, withholding for income tax by your employer is not required when an option is cancelled or when Restricted Stock Units are granted or vest. You will be personally responsible for reporting in your income tax return and paying any tax liability in relation to your Eligible Options, Restricted Stock Units and/or shares acquired. It is also your responsibility to report and pay any tax liability on any dividends received and on the disposal of the Restricted Stock Units.

SCHEDULE D

GUIDE TO TAX & LEGAL ISSUES IN CANADA

The following is a general summary of the material federal tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of Restricted Stock Units for Eligible Employees subject to tax in Canada. This summary is based on the federal tax laws in effect in Canada as of May 2009. This summary is necessarily general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. In particular, you should note that, although most provinces use the same definitions of income and taxable income as is used at the federal level, Quebec imposes its own income tax through comprehensive tax legislation. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Restricted Stock Units are granted, the Restricted Stock Units vest or you sell shares acquired upon the settlement of your vested Restricted Stock Units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Further, if you have been resident in different countries at any point since the grant of your Eligible Options or if you become resident in different countries between the grant and vesting of the Restricted Stock Units, the tax information in this supplement may apply differently to you and the tax consequences of participating in the offer may be different and possibly less favorable for you.

You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange and Grant of Restricted Stock Units

The tax treatment of the exchange of Eligible Options for the grant of Restricted Stock Units is uncertain. The Income Tax Act of Canada provides for a tax-free exchange if the value of the underlying securities immediately before the exchange less the exercise price is not less than the value of the underlying securities to be received by you at the time of the exchange. Because the Eligible Options are underwater, it is unlikely that you will qualify for this tax-free exchange status.

Instead, it is likely that the Canada Revenue Agency (the “CRA”) will treat the exchange as one transaction which is a taxable exchange of employee stock options in exchange for the grant of Restricted Stock Units. Thus, for the purposes of this summary, it is assumed that the exchange will qualify as one transaction under Canadian tax law and accordingly, you will have disposed of your Eligible Options for consideration equal to the value of the Restricted Stock Units.

Therefore, you will be subject to income tax and Canada Pension Plan (“CPP”) contributions (to the extent you have not already reached the applicable contribution ceiling) upon the exchange of Eligible Options for the grant of Restricted Stock Units. You will be taxed on the value of the Restricted Stock Units on the New Award Grant Date. However, if your Eligible Options qualify for favorable tax treatment under federal law in Canada, you may be entitled to deduct one-half of this amount when computing the taxable income. Your Eligible Options will qualify for favorable tax treatment if (i) the exercise price is equal to or greater than the fair market value of the shares at the time the options were granted, and (ii) the shares underlying the options are considered “prescribed” shares (which should be the case). For the purpose of determining the value of the Restricted Stock Units, we will use standard valuation techniques with which the CRA may or may not agree. (Please see the example below for details on how the tax is calculated.)

Please note that, if you terminate your active service before the Restricted Stock Units received in the exchange vest and, therefore, the Restricted Stock Units are forfeited, you likely will not be entitled to a refund of the amount on which you paid tax at the time of the New Award Grant Date. However, you should realize a capital loss from the disposition of your right to receive the Restricted Stock Units and should be able to offset one-half of this loss against any capital gain realized in the same year, the preceding three years or any subsequent year. Since you will not have any proceeds of disposition, the amount of your capital loss should be the value of the Eligible Options at the time of the exchange which is considered your cost of receiving the right to the Restricted Stock Units.

You should note that if you do not participate in the Offer to Exchange, your Eligible Options may qualify for favorable tax treatment in Canada, in which case you would be able to exclude one-half of the income you realize upon exercise of the Eligible Options (i.e., one-half of the difference between the exercise price and the fair market value of the shares at exercise) from taxation. Furthermore, if you do not participate in the Offer to Exchange, you would be able to defer taxation on the remaining one-half of the option income until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada, provided you file a deferral election with your employer. This deferral applies only to the first C$100,000 worth of options that vest in any one year (calculated based on the fair market value of the shares subject to the option at grant).

However, no such favorable tax treatment applies to Restricted Stock Units. Therefore, before you decide to participate in the offer, you should carefully consider the difference between how options and Restricted Stock Units are taxed in Canada, as well as the fact that you will be subject to tax at the time of the New Award Grant Date, as described above.

Vesting of Restricted Stock Units

Because you are subject to tax upon the New Award Grant Date, a portion of the Restricted Stock Units granted in exchange for the cancelled Eligible Options will be fully vested at the grant date and the Company intends to require the immediate sale of the shares issued upon the vesting of such Restricted Stock Units to satisfy your employer’s tax and CPP contribution withholding obligations that apply upon the New Award Grant Date.

You will also be subject to income tax and CPP contributions when the Restricted Stock Units vest (including when they vest at the grant date, as described above) and shares are issued to you. You will be taxed on the fair market value of the shares issued to you, less the value of the Eligible Options exchanged for the Restricted Stock Units. The value of the Eligible Options will be calculated using standard valuation techniques (e.g., Black Scholes) with which the CRA may or may not agree. (Please see the example below for details on how the tax is calculated.)

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to tax on any gain you realize. The taxable gain should be one-half of the amount by which the sale price exceeds the total of the adjusted cost base of the shares (i.e., their value when the Restricted Stock Units vested) and any brokerage costs you incurred on the sale.

One-half of any loss arising from the sale of the shares may be deducted from any taxable gain for the year, the previous three years, or any subsequent tax year.

Withholding and Reporting

Your employer will withhold income tax and CPP contributions (if applicable) at the time of the New Award Grant Date and at the vesting of the Restricted Stock Units. Your employer will also report the income recognized at the time of the New Award Grant Date and at vesting to the CRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February of the year following the year in which the taxable event occurs. It is your responsibility to report and pay any tax resulting from the sale of shares.

Example

Please note that this example is provided for illustration purposes only. Always consult your personal tax advisor for guidance specific to your situation.

Assume you have Eligible Options to purchase 1,000 shares at an exercise price of $8 per share. If you elect to participate in the offer, you will receive 500 Restricted Stock Units in exchange for the 1,000 Eligible Options. Further, assume that the market value of the Company’s shares is $3 per share at the time of the New Award Grant Date and the initial vesting of the Restricted Stock Units and that your Eligible Options qualified for favorable tax treatment under federal law in Canada (this example does not include Quebec provincial taxes). Finally, assume that the market value of the Company’s shares on each quarterly vesting date of your Restricted Stock Units is $5 per share.

At the time of the New Award Grant Date, you will be subject to tax on the value of the Restricted Stock Units. The value of the Restricted Stock Units is determined using standard valuation techniques with which that the CRA may or may not agree and is generally based on the market value of the underlying shares at the time of the New Award Grant Date (i.e., $3 x 500 underlying shares = $1,500). If your Eligible Options qualified for favorable tax treatment, you will be able to deduct one-half of the total gain, meaning that your total taxable income at the time of the New Award Grant Date will be $750 (i.e., $1,500 / 2). This amount will be subject to income tax and CPP contributions. Assuming your combined income tax and CPP contribution rate is 40%, you will owe $300 in taxes as a result of the exchange.

A portion of the Restricted Stock Units you receive in the exchange will be fully vested and the Company intends to require the immediate sale of the shares issued upon the vesting of such Restricted Stock Units to satisfy the income tax and CPP contribution withholding obligations due as a result of the exchange.

If the tax liability is $300, then the Company will grant you 100 Restricted Stock Units which are fully vested to cover the tax liability (i.e., $300 / $3 = 100). In addition, because income tax and CPP contributions will be due on these Restricted Stock Units that are fully vested at the time of the New Award Grant Date, you will have an additional tax liability in the amount of the market value of the shares, minus the value of your Exchanged Options. For purposes of this example only, please assume that the value of the options that were exchanged for these Restricted Stock Units (determined under a Black-Scholes valuation model) is $200. Therefore, the vesting of the 100 Restricted Stock Units at this time will result in an additional tax liability of $40 (i.e., [$300 - $200] x 40%) and the Company will fully vest an additional number of Restricted Stock Units (which will itself lead to an additional tax liability) and sell the corresponding shares to cover this tax liability. In this example, approximately 16 Restricted Stock Units would be fully vested to cover the additional tax liability. Alternatively, in the Company’s discretion, the tax due as a result of the exchange or the vesting of the Restricted Stock Units to cover the tax liability on the New Award Grant Date may be withheld by your employer from your salary or from any other funds payable to you.

On the respective vesting dates of the remaining Restricted Stock Units, you will be subject to income tax and CPP contributions on the market value of the shares issued to you at vesting, minus the value of your Exchanged Options.

If the grant date of your Eligible Options was December 12, 2007, in this example, you would be entitled to receive 50 shares in quarterly installments over the next two and a half years, provided you remain in active employment with us on each vesting date. However, because 116 of the Restricted Stock Units were fully vested at the time of the New Award Grant Date, you will instead receive 38 shares on the first nine quarterly vesting dates and 42 shares on the final quarterly vesting date. Based on the assumptions set forth above, the market value of the 38 shares you receive on each of the first nine quarterly vesting dates will be $190 (i.e., $5 x 38 shares). For purposes of this example only, please assume that the value of the Eligible Options that were exchanged for the Restricted Stock Units that vest on each quarterly vesting date (determined under a Black-Scholes valuation model) is $76. Therefore, you will be subject to tax on $114 (i.e., $190 - $76) on each of the first nine quarterly vesting dates and, assuming the same tax and CPP contribution rate as above, you will owe $45.60 in taxes on each of such dates.

SCHEDULE E

GUIDE TO TAX & LEGAL ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of Restricted Stock Units for Eligible Employees subject to tax in Japan. This summary is based on the tax laws in effect in Japan as of May 2009. This summary is necessarily general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Restricted Stock Units are granted, the Restricted Stock Units vest or you sell shares acquired upon the settlement of your vested Restricted Stock Units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Further, if you have been resident in different countries at any point since the grant of your Eligible Options or if you become resident in different countries between the grant and vesting of the Restricted Stock Units, the tax information in this supplement may apply differently to you and the tax consequences of participating in the offer may be different and possibly less favorable for you.

You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. Please note, however, that the Japanese tax treatment of an exchange of options for restricted stock units is uncertain because there are no specific tax provisions related to such an exchange. Therefore, we recommend that you consult with your personal tax advisor regarding the potential tax consequences of the offer.

Grant

Although the tax treatment of Restricted Stock Units is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when the Restricted Stock Units are granted to you.

E-1

Vesting

You likely will be subject to income tax but not social insurance contributions when the Restricted Stock Units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you. This income will likely be characterized as remuneration income.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and the fair market value of the shares issued at vesting. Generally, you will be subject to capital gains tax at a flat rate of 20%. However, you may be eligible for a reduced tax rate if certain conditions are met. Please consult with your personal tax advisor to find out if you are eligible for a reduced tax rate.

Withholding and Reporting

Your employer will not withhold or report tax due at the vesting of the Restricted Stock Units. It is your responsibility to report and pay any tax resulting from the vesting of the Restricted Stock Units and the sale of shares.

E-2

SCHEDULE F

GUIDE TO TAX & LEGAL ISSUES IN HONG KONG

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of Restricted Stock Units for Eligible Employees subject to tax in Hong Kong. This summary is based on the tax laws in effect in Hong Kong as of May 2009. This summary is necessarily general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Restricted Stock Units are granted, the Restricted Stock Units vest or you sell shares acquired upon the settlement of your vested Restricted Stock Units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Further, if you have been resident in different countries at any point since the grant of your Eligible Options or if you become resident in different countries between the grant and vesting of the Restricted Stock Units, the tax information in this supplement may apply differently to you and the tax consequences of participating in the offer may be different and possibly less favorable for you.

You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

WARNING: The contents of this Offer to Exchange have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this Offer to Exchange, you should obtain independent professional advice.

Tax Information

Option Exchange

You will likely not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units.

Grant

You will not be subject to tax when the Restricted Stock Units are granted to you.

F-1

Vesting

You will be subject to salaries tax when your Restricted Stock Units vest and shares are issued to you. The taxable amount will be the fair market value of the shares issued at vesting.

You will not be subject to Mandatory Provident Fund (social insurance) contributions when your Restricted Stock Units vest.

Please note that if you leave Hong Kong permanently and subsequently vest in your Restricted Stock Units, all or a portion of any income you receive at vesting may still be considered Hong Kong-source employment income and subject to tax in Hong Kong. You may elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. In such case, you will be taxed on the “notional” income based on the assumption that your Restricted Stock Units vested within seven days before the date of submission of your tax return for the year in which you permanently depart Hong Kong. If the value of the shares increases so that the actual gain at vesting is greater than the deemed gain at the time of your departure from Hong Kong, there will be no additional tax. If the value of the shares decreases so that the actual gain on exercise is less than the deemed gain at the time of your departure from Hong Kong, you can request a refund of any tax overpayment.

Please consult your personal tax advisor if you are planning to permanently leave Hong Kong and are considering settling your tax liability prior to departure as described above.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will not be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold salaries tax when your Restricted Stock Units vest and shares are issued to you.

Your employer is required to report the income from the vesting of your Restricted Stock Units to the Inland Revenue Department on your Form IR56B. You are also responsible for reporting the income and paying any tax resulting from the vesting of your Restricted Stock Units.

F-2

SCHEDULE G

GUIDE TO TAX & LEGAL ISSUES IN SINGAPORE

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of Restricted Stock Units for Eligible Employees subject to tax in Singapore. This summary is based on the tax laws in effect in Singapore as of May 2009. This summary is necessarily general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Restricted Stock Units are granted, the Restricted Stock Units vest or you sell shares acquired upon the settlement of your vested Restricted Stock Units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Further, if you have been resident in different countries at any point since the grant of your Eligible Options or if you become resident in different countries between the grant and vesting of the Restricted Stock Units, the tax information in this supplement may apply differently to you and the tax consequences of participating in the offer may be different and possibly less favorable for you.

You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will likely not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. However, we recommend that you consult with your personal tax advisor regarding the potential tax consequences of the offer.

Grant

You will not be subject to tax when Restricted Stock Units are granted to you.

Vesting

You will be subject to income tax when your Restricted Stock Units vest. The taxable amount will be the fair market value of the shares issued upon vesting. You will not be subject to Central Provident Fund (CPF) contributions when your Restricted Stock Units vest and the shares are issued to you.

Because the Restricted Stock Units are granted on or after January 1, 2003, you will be subject to income tax on the gain at vesting if you are exercising employment in Singapore when the Restricted Stock Units are granted to you, irrespective of where you are located when the Restricted Stock Units vest.

Thus, because the Restricted Stock Units are granted on or after January 1, 2003, you will be taxed on a “deemed vested” basis if (1) you cease employment with your current employer and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have vested in any outstanding Restricted Stock Units as of the date you cease employment. The deemed gain will be the fair market value of the underlying shares at the later of one month before the date you cease employment, or the date of grant of the Restricted Stock Units. If you subsequently vest in the Restricted Stock Units and the actual gain is lower than the deemed gain, you may apply to the Inland Revenue Authority of Singapore (“IRAS”) for a refund of the difference within six years of assessment after the “deemed vested” rule is applied.

Note:  You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether your Restricted Stock Units may qualify for favorable tax treatment under such a scheme.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will not be subject to capital gains tax unless you are engaged in the business of buying and selling securities.

Withholding and Reporting

Your employer is not required to withhold or report income tax when the Restricted Stock Units vest and shares are issued to you. Your employer will prepare and give you a report (either in Form IR8A or in another format) of your salary information, including the amount of the gain at vesting, which you must file with your annual income tax return to the IRAS. You are responsible for paying any tax resulting from the vesting of Restricted Stock Units once the IRAS reviews your income tax return and assesses the tax.

If the “deemed vested” rule discussed above applies, your employer is required to report your Restricted Stock Units to the tax authorities on your tax clearance return, Form IR21, at least one month before you cease employment in Singapore. Your employer will withhold income tax in connection with the filing of the Form IR21. However, where your employer meets certain qualifying requirements, your employer may track and report the gains realized from your award following cessation of Singapore employment, as an alternative to the “deemed vested” rule. Please consult with your employer to determine whether you may be covered under this alternative. Employees who are not citizens or permanent residents of Singapore or who are permanent residents who intend to depart Singapore should obtain tax advice in connection with ceasing employment in Singapore.

Other Information

Securities Information

This Offer of Exchange has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Offer of Exchange and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Restricted Stock Units may not be circulated or distributed, nor may the Restricted Stock Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

SCHEDULE H

GUIDE TO TAX & LEGAL ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of Restricted Stock Units for Eligible Employees subject to tax in the United Kingdom (the “U.K.”). This summary is based on the tax laws in effect in the U.K. as of May 2009. This summary is necessarily general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the Restricted Stock Units are granted, the Restricted Stock Units vest or you sell shares acquired upon the settlement of your vested Restricted Stock Units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and domiciled in the U.K., the information contained in this summary may not be applicable to you. Further, if you have been resident in different countries at any point since the grant of your Eligible Options or if you become resident in different countries between the grant and vesting of the Restricted Stock Units, the tax information in this supplement may apply differently to you and the tax consequences of participating in the offer may be different and possibly less favorable for you.

You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units.

Grant

You will not be subject to tax when Restricted Stock Units are granted to you.

Vesting

You will be subject to income tax and employee national insurance contributions (“NICs”) when the Restricted Stock Units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.

You will also be subject to employer NICs on the taxable amount, pursuant to a joint election that you will be required to execute if you elect to participate in the offer. Please note that you will be required to pay the employer NICs arising upon vesting of the Restricted Stock Units granted in exchange for your Eligible Options, irrespective of whether you were required to pay the employer NICs with respect to your Eligible Options. You should consider this factor when deciding whether to participate in the offer.

Any employer NICs you pay will be deductible from the taxable amount when determining the income tax payable at vesting of the Restricted Stock Units.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax if your total capital gain exceeds the annual exemption amount (£10,100 for the tax year April 6, 2009 to April 5, 2010), in which case you will be subject to tax at a flat rate of 18% on the difference between the sale price and the fair market value of the shares at vesting.

Please note that, as of April 6, 2008, taper relief was abolished and capital gains tax is payable as described herein.

If you have received or acquired shares in the Company through different transactions (including, for example, different exercises of stock options, restricted stock unit vesting events, or other acquisitions), share identification rules will apply to determine which shares you will be treated as selling for purposes of calculating your capital gains tax liability. As the U.K. capital gains tax rules are complex and may vary depending on your individual circumstances, you should consult a personal tax advisor prior to selling shares.

Withholding and Reporting

Your employer will calculate the income tax and employee and employer NICs due upon the vesting of the Restricted Stock Units and account for these amounts to Her Majesty’s Revenue & Customs (“HMRC”). Your employer will withhold any applicable income tax and employee and employer NICs under the Pay As You Earn system or by any other means set forth in your Restricted Stock Unit agreement.

To the extent there is no or insufficient withholding, you must reimburse your employer for the income tax due within 90 days of the vesting of the Restricted Stock Units to avoid further tax consequences. If you fail to pay this amount to the employer within that time limit, you will be deemed to have received a benefit in kind equal to the amount of tax due and you will have to pay further tax and employee and employer NICs on this benefit. In such case, your employer is not required to withhold tax on the benefit in kind, and you must include this in your self-assessment tax return for the tax year in which the vesting occurs. However, if provided in your Restricted Stock Unit agreement and provided you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended) the income tax paid by your employer on your behalf and not reimbursed within 90 days of vesting will constitute a loan owed by you to your employer. If applicable, the loan will be effective as of the date of vesting, it will be immediately due and repayable, it will bear interest at the then-current official rate of HMRC, and the Company or your employer may recover it at any time by any of the means set forth in your Restricted Stock Unit agreement.

Your employer is also required to report the grant and vesting of the Restricted Stock Units, the acquisition of shares and the tax withheld on its annual tax returns filed with HMRC.

In addition to your employer’s reporting obligations, it is your responsibility to report any income resulting from the vesting of the Restricted Stock Units and the sale of shares on your annual tax return. It is also your responsibility to pay any tax resulting from the sale of shares.